EXHIBIT 99.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

Between

THE MCGRAW-HILL COMPANIES, INC.

and

SCRIPPS MEDIA, INC.

Dated as of October 3, 2011

TABLE OF CONTENTS

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TABLE OF CONTENTS

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EXHIBITS

A – Illustrative Closing Date Working Capital Amount

B – Financing Matters

C – Executed Guarantee

iii

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 3, 2011, between THE MCGRAW-HILL COMPANIES, INC., a New York corporation (the “Seller”), and SCRIPPS MEDIA, INC., a Delaware corporation (the “Purchaser”).

WHEREAS, the Seller owns, directly or indirectly, all of the issued and outstanding shares (the “Shares”) of common stock, par value $1.00 per share (the “Common Stock”), of MCGRAW-HILL BROADCASTING COMPANY, INC., a New York corporation (the “Company”);

WHEREAS, the Company owns and operates the following television broadcast stations (each, a “Station” and, collectively, the “Stations”):

KMGH-TV (Denver)	KZSD-LP (San Diego)

KGTV(TV) (San Diego)	KZCO-LD (Denver)/KZFC-LP (Windsor)

KERO-TV (Bakersfield)	KZKC-LP (Bakersfield)

WRTV(TV) (Indianapolis)	KZCS-LP (Colorado Springs); and

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, and covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Seller and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms . For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The Company shall be deemed an Affiliate of the Seller with reference to all time periods prior to Closing and the Company shall be deemed an Affiliate of the Purchaser with reference to all time periods on or after the Closing. For purposes hereof, the Trust and Scripps Networks Interactive, Inc. or any of its direct or indirect Subsidiaries shall not be deemed an Affiliate of the Purchaser hereunder.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Closing Date Payment” means an amount equal to the Purchase Price adjusted as follows: (a) if the Estimated Closing Date Working Capital Amount exceeds the Target Closing Date Working Capital Amount, the Closing Date Payment shall be increased by such excess amount; and (b) if the Target Closing Date Working Capital Amount exceeds the Estimated Closing Date Working Capital Amount, the Closing Date Payment shall be reduced by such excess amount.

“Closing Date Working Capital Amount” means the difference between (a) the total Current Assets of the Company and (b) the total Current Liabilities of the Company, in each case calculated as of the close of business on the Business Day immediately prior to the Closing Date. As an example only, the calculation of the Closing Date Working Capital Amount reflecting the foregoing methodology as if the Closing Date had been June 30, 2011 is set forth on Exhibit A.

“Code” means the United States Internal Revenue Code of 1986, as amended through to the date hereof.

“Communications Act” means the United States Communications Act of 1934, as amended.

“Communications Laws” means the FCC Rules and the Communications Act.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” means all licenses of Intellectual Property (a) from the Company to any third party, excluding licenses to customers and end users granted in the ordinary course of business; and (b) to the Company from any third party, excluding Shrink-Wrap Agreements.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conveyance Taxes” means sales, use, value added, goods and services, transfer, stamp, stock transfer, real property transfer or gains and similar taxes, fees or charges (together with any interest, penalties or additions in respect thereof) imposed by any Governmental Authority in respect of the sale of the Shares pursuant to this Agreement.

“Current Assets” means the total amount of each of the line items specified as “Current Assets” on Exhibit A, in each case calculated on a basis consistent with the calculation of such items on Exhibit A.

“Current Liabilities” means the total amount of each of the line items specified as “Current Liabilities” on Exhibit A, in each case calculated on a basis consistent with the calculation of such items on Exhibit A.

“Employee” means each individual who is an employee of the Company or is otherwise listed on Section 1.01(a) of the Seller Disclosure Schedule, including all employees on approved leave of absence, other than employees on long term disability leave as of the Closing Date, from the Company; provided, however, that the individuals listed on Section 1.01(b) of the Seller Disclosure Schedule shall not be included as Employees.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, other than any license of, option to license, or covenant not to assert claims of infringement, misappropriation or other violation with respect to, Intellectual Property.

“Environmental Law” means any Law, consent decree or judgment, in each case in effect as of the date of this Agreement, relating to (a) pollution or the protection of the environment; or (b) human exposure to any petroleum, petroleum products, petroleum by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under sub-clause (a) of this definition (“Hazardous Substances”).

“Environmental Permit” means any material permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code); (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); or (c) an affiliated service group (as defined under Section 414(m) of the Code), any of which includes the Company or its Affiliates.

“Excluded Taxes” means (a) Taxes imposed on the Company for any Taxable Period that ends on or before the Closing Date; (b) with respect to a Straddle Period, Taxes imposed on the Company which are allocable, pursuant to Section 7.01(c), to the portion of such period ending on the Closing Date; (c) Taxes attributable to a Taxable Period ending on or before the Closing Date for which the Company is held liable under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign law) by reason of the Company being included in any consolidated, affiliated, combined or unitary group with the Seller (or any Affiliates of the Seller) at any time before Closing Date; and (d) Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor by contract or pursuant to any Law, which Taxes are imposed with respect to taxable period ending on or before the Closing Date; provided, however, that Excluded Taxes shall not include Taxes resulting from any act or transaction of the Purchaser or the Company occurring after the Closing on the Closing Date (excluding any Taxes resulting from the Section 338(h)(10) Election with respect to the Company).

“E&Y” means Ernst & Young LLP.

“FCC” means the United States Federal Communications Commission and any successor agency.

“FCC Licenses” means the licenses, permits and other authorizations issued to the Company by the FCC with respect to the Stations and their auxiliary facilities, together with any additions, renewals, extensions or modifications thereof.

“FCC Rules” means the rules, regulations and published policies of the FCC.

“Final Determination” means, with respect to any Taxes for a Taxable Period, (a) a closing or settlement agreement entered into with a taxing authority establishing the amount of such Taxes, or (b) a final decision of a court of competent jurisdiction with respect to such Taxes that is non-appealable or in respect of which the period for appeal has lapsed.

“Final Working Capital Statement” means the final and binding statement setting forth the Closing Date Working Capital Amount determined in accordance with Section 2.06(e).

“GAAP” means United States generally accepted accounting principles in effect throughout the periods involved.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Seller pursuant to Section 9.02 or the Purchaser pursuant to Section 9.03, as the case may be.

“Indemnitee” means, with respect to an indemnification obligation or payment under Section 7.01(a), the Purchaser and, with respect to an indemnification obligation or payment under Section 7.01(b) or Section 7.06, the Seller (together with, in each case, any Affiliate thereof or any consolidated, affiliated, combined or unitary tax group of which the Seller or the Purchaser, as the case may be, is a member) and, for purposes of Section 7.03, a potential indemnification obligation or payment shall be deemed to be an actual indemnification obligation or payment.

“Indemnitor” means, with respect to an indemnification obligation or payment under Section 7.01(a), the Seller and, with respect to an indemnification obligation or payment under Section 7.01(b) or Section 7.06, the Purchaser and, for purposes of Section 7.03, a potential indemnification obligation or payment shall be deemed to be an actual indemnification obligation or payment.

“Initial Working Capital Statement” means a statement setting forth the Purchaser’s determination of the Closing Date Working Capital Amount prepared in accordance with Section 2.06(a).

“Intellectual Property” means (a) patents and patent applications; (b) trademarks, service marks, trade names, trade dress and Internet domain names, together with the goodwill associated exclusively therewith; (c) copyrights, including copyrights in computer software; (d) registrations and applications for registration of any of the foregoing in (a) – (c); and (e) trade secrets.

“IRS” means the Internal Revenue Service of the United States.

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Leased Real Property” means the real property leased by the Company, as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Licensed Intellectual Property” means all Intellectual Property that the Company is licensed to use pursuant to the Company IP Agreements.

“Material Adverse Effect” means any event, circumstance, change in or effect on the Company that is materially adverse to the business, operations, assets, liabilities, results of operations or the financial condition of the Company; provided, however, that none of the following, either alone or in combination, shall be taken into account in determining whether there has been a “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries or segments thereof in which the Company operates (including legal and regulatory changes); (b) general business, economic or political conditions (or changes therein); (c) events, circumstances, changes or effects affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (d) events, circumstances, changes or effects attributable to the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, including any actions taken by or losses of employees or advertisers; (e) strikes, slowdowns or work stoppages; (f) any event, circumstance, change or effect caused by acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof; (g) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, weather conditions, explosions or fires or other force majeure events; (h) changes or modifications in GAAP or applicable Law or the interpretation or enforcement thereof; (i) the failure by the Company to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the events, circumstances, changes in or effects on the Company that give rise to such failure may be deemed to be, or be taken into account in determining whether there has been, a Material Adverse Effect); and (j) any event, circumstance, change or effect that results from any actions taken or not taken at the written request, or with the written consent or direction, of the Purchaser; provided, however, that any event, circumstance, change or effect described in clauses (a) – (c), (f) and (g) shall be taken into account in determining whether there has been a “Material Adverse Effect” only to the extent any such event, circumstance, change or effect has a materially disproportionate effect on the Company as compared to other companies operating in the same industry or geographic market as the Company.

“Neutral Accountant” means KPMG LLP (or, if such firm shall decline or is unable to act, another independent accounting firm of international reputation reasonably acceptable to the Seller and the Purchaser).

“Objection Deadline Date” means the date sixty (60) days after delivery by the Seller to the Purchaser of the Initial Working Capital Statement.

“Owned Intellectual Property” means all Intellectual Property owned by the Company.

“Owned Real Property” means the real property in which the Company has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or the validity or amount of which is being contested in good faith by appropriate proceedings; (c) liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or which do not or would not materially impair the use or occupancy of the real property of the Company; (d) any Encumbrances that would be set forth in any title policies, endorsements, title commitments, title certificates and/or title reports relating to the Company’s interests in real property and any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, in each case, which individually or in the aggregate do not materially impair the present use of the properties or assets of the Company; (e) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Encumbrances and other similar matters of record set forth in any state, local or municipal recording or like office which do not materially interfere with the present use of the properties or assets of the Company; (f) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber; (g) variations, if any, between tax lot lines and property lines; (h) deviations, if any, of fences or shrubs from designated property lines; (i) the Uniform Commercial Code financing statements set forth on Section 1.01(c) of the Seller Disclosure Schedule; and (j) any other lien incurred in the ordinary course of business; provided, that the aggregate amount secured by all liens incurred under this clause (j) shall not exceed $50,000 in the aggregate at one time outstanding.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Purchase Price Bank Account” means a bank account in the United States to be designated by the Seller in a written notice to the Purchaser at least five (5) Business Days prior to the Closing Date.

“Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Disclosure Schedule” means the Seller Disclosure Schedule, dated as of the date of this Agreement, delivered by the Seller to the Purchaser in connection with this Agreement.

“Seller’s Knowledge”, “Knowledge of the Seller” or similar terms used in this Agreement mean the actual knowledge after due inquiry of the Persons identified on Section 1.01(d) of the Seller Disclosure Schedule as of the date of this Agreement.

“Shrink-Wrap Agreements” means “shrink-wrap” and “click-wrap” licenses, and licenses concerning generally commercially available software.

“Straddle Period” means any Taxable Period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is controlled by such Person.

“Target Closing Date Working Capital Amount” means $7,800,000.

“Tax” or “Taxes” means any and all income, gross receipts, alternative or add-on minimum, withholding, value added, occupation, property, social security, unemployment, disability, payroll, license, capital, capital stock, capital gains, franchise, windfall profits, transfer, stamp, property, sales, use, excise, net worth and similar taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority (but excluding any Conveyance Taxes).

“Taxable Period” means a taxable year or any other period of time which forms the basis on which any periodic liability for Tax is determined under any applicable statute, rule or regulation.

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority, or provided for under applicable Law, with respect to Taxes.

“Trust” means the Edward W. Scripps Trust.

“Unresolved Objections” means the objections set forth on the Purchaser’s Notice of Disagreement delivered to the Seller pursuant to Section 2.06(c) that remain unresolved pursuant to Section 2.06(d)(ii).

“Websites” means any and all Internet websites owned, operated or licensed by or for the benefit of the Company in connection with its business, including any content contained thereon or related thereto (but excluding any content that is not produced by or on behalf of the Company).

SECTION 1.02 Definitions . The following terms have the meanings set forth in the Sections set forth below:

September 30,
Definition	Location

“Adjusted Allocation Statement”	7.09(c)
“Agreement”	Preamble
“Alternative Financing”	5.07(a)
“Alternative Financing Agreements”	5.07(b)
“Alternative Financing Commitment”	5.07(a)
“Antenna Sites”	3.18(d)
“Closing”	2.03(a)
“Closing Date”	2.03(a)
“Closing Overpayment”	2.06(e)(ii)
“Closing Underpayment”	2.06(e)(i)
“Common Stock”	Recitals
“Company”	Recitals
“Confidentiality Agreement”	5.03(a)
“Contest”	7.03(b)
“Continuing Employee”	6.01(a)
“Disputed Items”	2.06(c)
“Employees on Leave”	6.01(a)
“Estimated Closing Date Working Capital Amount”	2.03(b)
“Existing Stock”	5.05(c)

September 30,
Definition	Location

“FCC Application”	5.04(a)
“FCC Consent”	5.04(a)
“Fee Letter”	4.05(c)
“Financial Statements”	3.06(a)
“Financing”	4.05(b)
“Financing Agreements”	5.07(a)
“Financing Commitments”	4.05(b)
“Guarantee”	4.05(d)
“Guarantor”	4.05(d)
“Indemnification Event”	7.03(a)
“Initial Allocation Statement”	7.09(c)
“Interim Financial Statements”	3.06(a)
“Lenders”	4.05(b)
“Loss”	9.02
“Material Contracts”	3.17(a)
“Notice of Acceptance”	2.06(c)
“Notice of Disagreement”	2.06(c)
“Plans”	3.14(a)
“Post-Signing Statements”	1.03(d)
“Purchaser Account Plan”	6.01(f)
“Purchase Price”	2.02
“Purchaser”	Preamble
“Purchaser Indemnified Party”	9.02
“Refund”	7.02
“Representatives”	4.08(a)
“Retained Names and Marks”	5.05(a)
“Section 338(h)(10) Purchase Price”	7.09(d)
“Seller”	Preamble
“Seller Account Plan”	6.01(f)
“Seller Indemnified Party”	9.03
“Shares”	Recitals
“Station”	Recitals
“Termination Date”	10.01(a)
“Third-Party Claim”	9.05(b)
“Union Employee”	6.01(i)
“WARN”	6.01(h)
“Welfare and Health Benefits”	6.01(d)

SECTION 1.03 Interpretation and Rules of Construction. (a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement;

(ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii) references to a Person are also to its successors and permitted assigns; and

(viii) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

(b) Notwithstanding anything to the contrary contained in the Seller Disclosure Schedule or in this Agreement, the information and disclosures contained in any Section of the Seller Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of such Seller Disclosure Schedule as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent. Certain items and matters are listed in the Seller Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Seller Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any Section of the Seller Disclosure Schedule shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in such Seller Disclosure Schedule. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any contract or agreement, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

(c) From the date of this Agreement until the Closing, each party will promptly notify the other party in writing if it becomes aware of the existence or occurrence of any fact or condition (other than as expressly contemplated by this Agreement) that would have caused such party to be in material breach of any of its representations, warranties or covenants had any such representation or warranty been made (or had this Agreement been dated) as of the time of the discovery of such fact or condition. The delivery of any notice pursuant to this Section 1.03(c) shall not limit or otherwise affect the remedies available hereunder to a party receiving such notice.

(d) Between the date hereof and the Closing Date, the Seller shall deliver to the Purchaser an unaudited balance sheet of the Company and related unaudited statements of operations and broadcasting cash flows of the Company for any applicable calendar quarters ending on September 30, December 31, March 31 and June 30 (the “Post-Signing Statements”) within twenty-five (25) Business Days after the end of such quarter.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares.

SECTION 2.02 Purchase Price. Subject to the adjustment set forth in Section 2.06, the purchase price for the Shares shall be $212,000,000 (the “Purchase Price”).

SECTION 2.03 Closing. (a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York, at 10:00 a.m. New York time on the last day of the month in which falls the third Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, and subject to the satisfaction or waiver of such conditions) or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

(b) No later than two (2) Business Days prior to the scheduled Closing Date, the Seller shall deliver to the Purchaser a notice that sets forth the Seller’s good faith estimate of the Closing Date Working Capital Amount (the “Estimated Closing Date Working Capital Amount”).

SECTION 2.04 Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a) stock certificates evidencing the Shares and the shares of Internet Broadcasting Systems, Inc. owned by an affiliate of the Seller duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer tax stamps affixed;

(b) a receipt for the Closing Date Payment;

(c) a certificate of a duly authorized officer of the Seller certifying as to the matters set forth in Section 8.02(a);

(d) a certificate as to the non-foreign status of the Seller pursuant to Section 1.1445-2(b)(2) of the Regulations; and

(e) the Initial Allocation Statement.

SECTION 2.05 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller:

(a) the Closing Date Payment by wire transfer in immediately available funds to the Purchase Price Bank Account;

(b) a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 8.01(a); and

(c) the Initial Allocation Statement.

SECTION 2.06 Adjustment of the Purchase Price.

(a) Within sixty (60) days after the Closing Date, the Purchaser shall prepare and deliver to the Seller the Initial Working Capital Statement.

(b) At all reasonable times during the sixty (60) day period immediately following the Seller’s receipt of the Initial Working Capital Statement, the Seller and its Representatives shall be permitted to review the records of the Purchaser and the Company relating to the Initial Working Capital Statement reasonably requested by the Seller, and the Purchaser shall make reasonably available to the Seller and its Representatives the individuals employed by the Purchaser and the Company and responsible for the preparation of the Initial Working Capital Statement in order to respond to the inquiries of the Seller related thereto. At all times prior to the Initial Working Capital Statement being deemed to be a Final Working Capital Statement, the Purchaser shall cause the Company not to terminate involuntarily the employment of employees who may be necessary to prepare the Initial Working Capital Statement in accordance with this Agreement.

(c) The Seller shall deliver to the Purchaser by the Objection Deadline Date either a notice indicating that the Seller accepts the Initial Working Capital Statement (“Notice of Acceptance”) or a detailed statement describing its objections to the Initial Working Capital Statement (“Notice of Disagreement”). If the Seller delivers to the Purchaser a Notice of Acceptance, or the Seller does not deliver a Notice of Disagreement on or before the Objection Deadline Date, then, effective as of the earlier of the date of delivery of such Notice of Acceptance and the Objection Deadline Date, the Initial Working Capital Statement shall be deemed to be the Final Working Capital Statement. If the Seller timely delivers a Notice of Disagreement, only those matters specified in such Notice of Disagreement shall be deemed to be in dispute (the “Disputed Items”), and all other matters included in the Initial Working Capital Statement shall be final, binding and conclusive upon the parties hereto.

(d) The Disputed Items shall be resolved as follows:

(i) The Seller and the Purchaser shall first use commercially reasonable efforts to resolve such Disputed Items. Any resolution by the Seller and the Purchaser as to such Disputed Items shall be final and binding on the parties hereto.

(ii) If the Seller and the Purchaser do not reach a resolution of all Disputed Items within thirty (30) days after delivery of such Notice of Disagreement, the Seller and the Purchaser shall, within thirty (30) days following the expiration of such thirty (30) day period, engage the Neutral Accountant, pursuant to an engagement agreement executed by the Seller, the Purchaser and the Neutral Accountant, to resolve any Unresolved Objections.

(iii) The Neutral Accountant shall be instructed to resolve only the Unresolved Objections and shall be instructed not to investigate any other matter independently. The Seller and the Purchaser shall request that the Neutral Accountant make a final determination (which determination shall be binding on the parties hereto) of the Closing Date Working Capital Amount within thirty (30) days from the date the Unresolved Objections were submitted to the Neutral Accountant and such final determination shall be deemed the Final Working Capital Statement. During the thirty (30) day review by the Neutral Accountant, the Seller and the Purchaser shall each make available to the Neutral Accountant such individuals and such information, books and records as may be reasonably required by the Neutral Accountant to make its final determination.

(iv) The resolution by the Neutral Accountant of the Unresolved Objections shall be conclusive and binding upon the parties hereto. The parties hereto agree that the procedure set forth in this Section 2.06(d) for resolving disputes with respect to the Initial Working Capital Statement and the Closing Date Working Capital Amount shall be the sole and exclusive method for resolving any such disputes.

(v) The fees and disbursements of the Neutral Accountant shall be allocated between the parties hereto in the same proportion that the aggregate amount of such Unresolved Objections so submitted to the Neutral Accountant that is unsuccessfully disputed by each such party (as finally determined by the Neutral Accountant) bears to the total amount of such Unresolved Objections so submitted. In acting under this Agreement, the Neutral Accountant shall be entitled to the privileges and immunities of an arbitrator.

(e) The Initial Working Capital Statement, including any modifications resulting from the resolution of any Disputed Items set forth in the Notice of Disagreement, shall be deemed to be the Final Working Capital Statement and be binding on the parties hereto for the purposes of this Section 2.06 upon the earliest to occur of (i) the delivery by the Seller of the Notice of Acceptance or the failure of the Seller to deliver the Notice of Disagreement by the Objection Deadline Date pursuant to Section 2.06(c); (ii) the resolution of all Disputed Items by the Seller and the Purchaser pursuant to Section 2.06(d)(i); and (iii) the resolution of all Disputed Items pursuant to Section 2.06(d)(iii) by the Neutral Accountant. Within five (5) Business Days after the Final Working Capital Statement becomes or is deemed final and binding on the parties hereto, an adjustment to the Purchase Price and a payment by wire transfer in respect thereof described below shall be made as follows:

(i) If the Closing Date Working Capital Amount as shown on the Final Working Capital Statement exceeds the Estimated Closing Date Working Capital Amount (such difference, the “Closing Underpayment”), the Purchaser shall pay to the Seller an amount equal to such Closing Underpayment by wire transfer of immediately available funds to the Purchase Price Bank Account.

(ii) If the Closing Date Working Capital Amount as shown on the Final Working Capital Statement is less than the Estimated Closing Date Working Capital Amount (such difference, the “Closing Overpayment”), the Seller shall pay to the Purchaser an amount equal to such Closing Overpayment by wire transfer of immediately available funds to a bank account designated in writing by the Purchaser (such designation to be made at least three (3) Business Days prior to the day on which such payment is due).

(f) Any payment required to be made pursuant to this Section 2.06 shall bear interest from the Closing Date through and including the date of payment at 0.50% per annum.

(g) To the extent that any of the parties hereto or any of their respective Affiliates have any obligation under this Agreement to indemnify or to make any other payment, no amount with respect to a matter to which such obligation or payment relates shall be included in the calculation of the Closing Date Working Capital Amount. No amount with respect to a matter shall be included more than once in the calculation of the Closing Date Working Capital Amount.

(h) If the delivery deadline date for the Initial Working Capital Statement or the Objection Deadline Date is a day that is not a Business Day, the applicable delivery deadline date shall be the immediately following Business Day.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

The Seller hereby represents and warrants to the Purchaser, subject to such exceptions as are disclosed in the Seller Disclosure Schedule, as follows:

SECTION 3.01 Organization, Authority and Qualification of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Seller is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not (a) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement; or (b) have a Material Adverse Effect. The execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, and

(assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

SECTION 3.02 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by the Company and to carry on the business of the Company as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not (a) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement; or (b) have a Material Adverse Effect.

SECTION 3.03 Capitalization; Ownership of Shares; No Subsidiaries. (a) The authorized capital stock of the Company consists of 1,000 shares of Common Stock. 1,000 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Shares or obligating either the Seller or the Company to issue or sell any shares of Common Stock, or any other equity interest in, the Company. The Shares constitute all of the issued and outstanding capital stock of the Company and are owned of record and beneficially by the Seller free and clear of all Encumbrances.

(b) The Company does not have any Subsidiaries.

SECTION 3.04 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained, any applicable waiting period has expired or been terminated and except as may result solely from any acts or omissions by, or the status of, the Purchaser, its Affiliates or the Trust, the execution, delivery and performance by the Seller of this Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of the Seller or the Company; (b) conflict with or violate in any material respect any Law or Governmental Order applicable to the Seller or the Company; or (c) conflict in any material respect with, result in any material breach of, constitute a material default (or an event which, with the giving of notice or lapse of time, or both, would become a material default) under, require any material consent under, or give to others any rights of termination, acceleration or cancellation of, any Material Contract.

SECTION 3.05 Governmental Consents and Approvals. The execution, delivery and performance by the Seller of this Agreement do not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to any Governmental Authority, other than (a) the premerger notification and waiting period requirements of the HSR Act and the requirements of the antitrust laws of any other relevant jurisdiction; (b) the FCC Consent; (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Seller of the transactions contemplated by this Agreement; or (d) as are necessary as a result of any facts or circumstances relating solely to the Purchaser, any of its Affiliates or the Trust.

SECTION 3.06 Financial Information. (a) True and complete copies of (i) the audited balance sheet of the Company for the fiscal years ended as of December 31, 2010 and 2009, and the related audited statements of operations, cash flows and parent company equity of the Company for the fiscal years ended as of December 31, 2010, 2009 and 2008 (collectively, the “Financial Statements”); and (ii) the unaudited balance sheet of the Company as of June 30, 2011 and the related unaudited statements of operations and broadcasting cash flows of the Company for the six (6) month period ending June 30, 2011 (together with the Post-Signing Statements, the “Interim Financial Statements”) have been made available by the Seller to the Purchaser.

(b) The Financial Statements and the Interim Financial Statements (i) were derived from the books and records of the Company; and (ii) present fairly, in all material respects, the combined financial position as of the dates thereof and the results of operations and cash flows or broadcasting cash flows (as the case may be) of the Company for the periods covered thereby. The Financial Statements were prepared in accordance with GAAP and the Interim Financial Statements were prepared on a basis consistent with the past practices of the Company.

(c) The Company’s general ledger and related sub-ledgers used in the preparation of the Financial Statements are, in all material respects, complete and correct.

SECTION 3.07 Absence of Undisclosed Liabilities. There are no liabilities of the Company of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than liabilities or obligations (a) disclosed, reflected or reserved against in the Financial Statements, the Interim Financial Statements or the notes thereto; (b) incurred since December 31, 2010 in the ordinary course of business of the Company; or (c) that are not material to the Company.

SECTION 3.08 Conduct in the Ordinary Course; Absence of Certain Changes. From December 31, 2010 through the date of this Agreement, (i) the business of the Company has been conducted in the ordinary course; and (ii) there has not occurred a Material Adverse Effect. Without limiting the generality of the immediately preceding sentence, from December 31, 2010 until the date of this Agreement, the Company has not:

(a) issued or sold any capital stock, notes, bonds or other securities of the Company (or any option, warrant or other right to acquire the same);

(b) incurred any indebtedness for borrowed money (other than intercompany indebtedness that will be extinguished at Closing) or entered into any guarantee or, other than in the ordinary course of business, any capital lease;

(c) amended or restated the certificate of incorporation or bylaws of the Company;

(d) granted or announced any increase in the salaries, bonuses or aggregate benefits payable by the Company to any Employee, other than as required by Law, pursuant to any plans, programs or agreements, including the Company’s obligation to bargain in good faith with the unions that represent its Employees, any collective bargaining agreements existing on the date of this Agreement, or other ordinary increases consistent with the past practices of the Company, or adopted or amended any Plan, other than as required by Law;

(e) changed any method of accounting or accounting practice or policy used by the Company, other than such changes as are required by GAAP or a Governmental Authority;

(f) failed to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire;

(g) instituted any Action with respect to a matter with a value in excess of $100,000, or settled or compromised any claims of or against the Company in excess of $100,000;

(h) other than in the ordinary course of business, entered into, amended, cancelled or terminated any Material Contract or any agreement that if entered into prior to the date hereof would have been a Material Contract;

(i) modified any of the FCC Licenses set forth on Section 3.18(a) of the Seller Disclosure Schedule so as to have a Material Adverse Effect;

(j) redeemed, purchased or otherwise acquired, directly or indirectly, any of securities of the Company, except as may be contemplated by this Agreement;

(k) other than in the ordinary course of business, sold, transferred, leased to others or otherwise disposed of any assets having a fair market value in excess of $100,000;

(l) terminated the employment services of any employee whose annual salary exceeds $100,000;

(m) purchased or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise or Person;

(n) made any capital expenditures in amounts which exceed $100,000 for any single item or $250,000 for any project consisting of multiple items;

(o) made or changed any election, changed an annual accounting period, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to the Company, or surrendered any right to claim a refund of Taxes, if such election, change, amendment, agreement, settlement, surrender, could reasonably be expected to increase the future Tax liability or decrease any future Tax benefit of the Company; or

(p) agreed to take any of the actions specified in Sections 3.08 (a) - (o).

SECTION 3.09 Litigation. As of the date of this Agreement, and other than any Action against the Company that may be pending before the FCC of which the Company has not been notified or any Action that generally affects the industries or segments thereof in which the Company operates (including Actions concerning legal and regulatory changes), there is no Action against or affecting the Company that is pending or, to the Seller’s Knowledge, threatened in writing, before any Governmental Authority (a) that is material to the Company or (b) except for those FCC proceedings set forth in Section 3.18 of the Seller Disclosure Schedule, that would prevent or materially delay the consummation by the Seller of the transactions contemplated by this Agreement.

SECTION 3.10 Compliance with Laws; Condition and Sufficiency of Assets. As of the date of this Agreement and except as would not have a Material Adverse Effect, the Company (a) conducts its business in accordance with all Laws and Governmental Orders applicable to the Company and (b) is not in violation of any such Law or Governmental Order. In all material respects, the properties and assets owned, leased, operated or used by the Company in the conduct or operation of the business of the Company (i) are in good operating condition and repair, except for ordinary wear and tear and except as does not materially impair the present use of the properties and assets and (ii) are all of the material capital assets necessary for the conduct and operation of the business of the Company as currently conducted.

SECTION 3.11 Environmental Matters. (a) (i) The Company is in compliance with all Environmental Laws except where the failure to comply would not have a Material Adverse Effect.

(ii) To the Knowledge of the Seller, the Company has not received any written notice regarding any material violation of any Environmental Law, or any material liabilities relating to the Company, arising under Environmental Law or Environmental Permits, except for any such written notice the subject matter of which has been substantially resolved or would not have a Material Adverse Effect.

(iii) The Company has not disposed of or released any Hazardous Substance that requires any corrective or remedial action by the Company under any Environmental Law or Environmental Permit, except for any such action as would not have a Material Adverse Effect.

(iv) Except as would not have a Material Adverse Effect: (A) there is no claim alleging a violation of or liability under any Environmental Law pending against the Company of which the Company has received written notice; (B) to the Knowledge of the Seller, there is no claim alleging a violation of or liability under any Environmental

Law threatened against the Company of which the Company has received written notice; and (C) except for any claim with respect to which the Company has received written notice and the subject matter of which has been substantially resolved, from September 1, 2009 until the date of this Agreement, no claim alleging a violation of or liability under any Environmental Law has been filed.

(b) The Purchaser acknowledges and agrees that (i) the representations and warranties contained in Section 3.11(a) are the only representations and warranties being made by the Seller in respect of Environmental Laws and in respect of any environmental, health or safety matter, including natural resources, related in any way to the business of the Company, including the properties or assets of the Company, or to this Agreement or its subject matter; and (ii) no other representation or warranty of the Seller contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made in respect thereof.

SECTION 3.12 Intellectual Property. (a) Section 3.12(a) of the Seller Disclosure Schedule sets forth a list of all Registered Owned Intellectual Property. Except as would not have a Material Adverse Effect, (i) the Company is the owner of each item of Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances); (ii) the use of the Company Intellectual Property by the Company in connection with the operation of the businesses of the Company as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person; and (iii) as of the date of this Agreement, there is no Action initiated by any other Person pending or, to the Knowledge of the Seller, threatened in writing, against the Company concerning the matters described in Section 3.12(a)(ii). To the Knowledge of the Seller, no Person is engaging in any activity that infringes, misappropriates or otherwise violates any Registered Owned Intellectual Property in any manner that would have a Material Adverse Effect. Except as would not have a Material Adverse Effect, other than the Company Intellectual Property, no Intellectual Property is used or necessary in the conduct of the business of the Company as it is currently conducted.

(b) With respect to each Website, to the Knowledge of the Seller, the Company has taken commercially reasonable steps to: (i) maintain what it believes are adequate computer resources to help ensure that no service outages will occur due to insufficient data-storage, memory, server response levels or other related reasons (except outages which are at industry acceptable levels); (ii) protect the confidentiality, integrity and security of such Websites against any unauthorized use, access, interruption, modification or corruption, as the case may be; (iii) obtain consent for its acquisition, storage, transfer and use of personal information as required by applicable Law; and (iv) put in place policies and procedures to limit the liability of the Company as a host of user-generated content.

(c) To the Knowledge of the Seller, all material Intellectual Property produced or otherwise generated by or for the Company, whether by assignment, work made for hire or otherwise, including, without limitation, any content posted on the Websites and which material Intellectual Property is produced solely by or for the benefit of the Company, is owned exclusively or validly licensed by the Company. The Company has taken reasonable steps to ensure that all Persons (including current and former employees of the Company and any independent contractors) who create or contribute to material proprietary Intellectual Property owned or used by the Company in the conduct of its business have assigned to the Company in writing all of their rights therein that did not initially vest with the Company by operation of Law.

SECTION 3.13 Real Property. (a) Section 3.13(a) of the Seller Disclosure Schedule lists the location of each parcel of Owned Real Property. To the Seller’s Knowledge, the Company has good and valid title in fee simple to each parcel of Owned Real Property free and clear of all Encumbrances, except Permitted Encumbrances.

(b) Section 3.13(b) of the Seller Disclosure Schedule lists the location of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Seller has made available to the Purchaser, true and complete copies, in all material respects, of the leases in effect at the date hereof relating to the Leased Real Property; and there has not been any sublease or assignment entered into by the Company in respect of the leases relating to the Leased Real Property.

SECTION 3.14 Employee Benefit Matters. (a) Section 3.14(a) of the Seller Disclosure Schedule lists (i) all material compensation, benefit, fringe benefit and other plans, programs, arrangements and agreements (A) to which the Company is a party; or (B) that are maintained, contributed to or sponsored by the Company or any of its Affiliates for the benefit of any current Employee; (ii) all employee benefit plans for which the Company could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated; (iii) all employee benefit plans for which the Company could incur liability under Section 4212(c) of ERISA; and (iv) all contracts, arrangements, agreements and understandings between the Company, any of its Affiliates and any Employee (collectively, the “Plans”). Each Plan is in writing, and the Seller has made available to the Purchaser a complete and accurate copy of each Plan. Notwithstanding the above, the term “Plans” does not include any retention arrangements sponsored or maintained by or with the Seller, for which the Company will have no obligations as of the Closing Date.

(b)(i) Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws; (ii) the Company has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and the Seller has no Knowledge of, any material default or violation by any party to, any Plan; and (iii) no Action is pending or, to the Knowledge of the Seller, threatened with respect to any Plan (other than claims for benefits in the ordinary course).

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code, has (i) received a favorable determination letter from the IRS relating to the most recently completed IRS qualification cycle applicable to such Plan; or (ii) filed, or caused to be filed, an application for a determination letter for the most recently completed qualification cycle applicable to such Plan.

(d) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or for which the Company or any ERISA Affiliate could incur liability under Sections 4062, 4063, 4064, 4203, 4205 or 4219 of ERISA).

(e) Except as would not have a Material Adverse Effect, neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course).

(f) Each of the Plans that is a nonqualified deferred compensation plan (as defined under Code Section 409A) satisfies the applicable requirements of Sections 409A(a)(2),(3), and (4) of the Code, and has been operated and maintained, in all material respects, in accordance with Section 409A of the Code and the Treasury Regulations promulgated thereunder, subject to applicable guidance of the United States Department of Treasury and Internal Revenue Service.

(g) The Company does not maintain, nor is it obligated to contribute to, or provide coverage under, any retiree life or retiree health plans or arrangements which provide for continuing benefits or coverage for current or former officers, directors or employees of the Company, except as may be required under part 6 of Subtitle B of Title I of ERISA and at the sole expense of the participant or the participant’s beneficiary.

(h) No payment, accrual of additional benefits, acceleration of payments or vesting in any benefit under any Plan or other agreement or arrangement will be caused by the Company’s entering into this Agreement or by the consummation of the transactions contemplated hereby (either alone or in combination with any other event).

SECTION 3.15 Labor Matters. (a) The Company is not a party to any collective bargaining contract applicable to any Employee, and, to the Seller’s Knowledge, there are not, as of the date of this Agreement, threatened, pending or existing any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any Employee; any strikes, slowdowns, picketing, or work stoppage; or any proceeding against or affecting the Company relating to the alleged violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint with the National Labor Relations Board, the Equal Opportunity Commission, or any comparable governmental body and (b) except as would not have a Material Adverse Effect, the Company is and, since September 1, 2008, has been in compliance with all Laws related to the employment of Employees, including those related to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing or layoff of employees.

SECTION 3.16 Taxes. (a) All material Tax Returns required to have been filed by or with respect to the Company have been timely filed (taking into account any extension of time to file granted or obtained) and are correct and complete in all material respects; all material Taxes due and owing by the Company (whether or not shown on any Tax Returns) have been paid or will be timely paid (other than Taxes being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Financial Statements or Interim Financial Statements); no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company that has not been satisfied by payment, settled or withdrawn; and there are no Tax liens on any assets of the Company (other than Permitted Encumbrances).

(b) Except as set forth on Section 3.16(b) of the Seller Disclosure Schedule:

(i) the Company has not consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Authority (other than extension of time to file Tax Returns obtained in the ordinary course);

(ii) there is no material action, suit, proceeding or audit now in progress, or to the Seller’s Knowledge, pending or threatened against or with respect to Taxes of the Company;

(iii) no material claim has been made in writing during the five (5) year period preceding the date of the Agreement by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction;

(iv) the Company has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contract, creditor, stockholder, or other third party and has complied with all laws with respect to unclaimed property or funds;

(v) the Company has not participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2);

(vi) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(C) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(D) installment sale or open transaction disposition made on or prior to the Closing Date;

(E) prepaid amount received on or prior to the Closing Date; or

(F) election under Code §108(i); and

(c) Section 3.16(c) of the Seller Disclosure Schedule lists all the states with respect to which the Company files any corporate, income or franchise tax returns.

SECTION 3.17 Material Contracts. (a) Section 3.17(a) of the Seller Disclosure Schedule lists each of the following contracts and agreements of the Company, whether oral or written, in effect as of the date of this Agreement (such contracts and agreements being “Material Contracts”):

(i) Any network affiliation agreement between the Company and American Broadcasting Companies, Inc. or Azteca International Corporation;

(ii) Any film or program license or contract under which the Company has the right to broadcast film product or programs on the Stations, pursuant to which the Company pays fees in excess of $100,000 per annum or $250,000 in the aggregate;

(iii) Any contract with advertisers or sponsors of the business of the Company which provides for revenues in excess of $100,000 per annum or $250,000 in the aggregate;

(iv) Any employment or similar contract (other than retention arrangements with the Seller for which the Company shall have no obligation as of the Closing Date) providing for compensation, severance or a fixed term of employment in respect of services performed by any employee of the Company in excess of $100,000 per annum or $250,000 in the aggregate;

(v) Any management, consulting, independent contractor, subcontractor, sales or commission agent, retainer or other similar type contract under which services are provided by any Person to the Company in excess of $100,000 per annum or $250,000 in the aggregate;

(vi) Any talent or other similar type contract under which services are provided by any Person to the Company involving payments in excess of $200,000 per annum or $600,000 in the aggregate;

(vii) Any retransmission agreement that provides for distribution to more than 100,000 subscribers;

(viii) Any contract for capital expenditures in excess of $100,000 for any single item and $250,000 for any project consisting of multiple items;

(ix) Any lease, license or tenancy agreement related to the Leased Real Property;

(x) Any contract that materially limits the ability of the Company to compete in any line of business;

(xi) Any collective bargaining contract applicable to any Employee;

(xii) Any joint venture or partnership agreement where the Company owns an equity interest in the joint venture or partnership;

(xiii) Any (A) guarantee or (B) note, loan or similar instrument representing indebtedness for borrowed money (other than intercompany indebtedness that will be extinguished prior to Closing);

(xiv) Any contract that is between the Company, on the one hand, and the Seller or any Affiliate of the Seller (excluding the Company) or any current director or executive officer of the Seller, on the other hand;

(xv) Any other material contract entered into by the Company or affecting its business; and

(xvi) Each amendment, supplement, and modification in respect of, and each commitment or agreement to enter into, any of the contracts specified in Sections 3.17(a)(i) – (xv).

(b) As of the date of this Agreement, (i) neither the Company nor, to the Knowledge of the Seller, any other party to such Material Contract, is in material default or material breach of a Material Contract and (ii) each Material Contract is in full force and effect, and is a legal, valid and binding obligation of the Company, and, to the Knowledge of the Seller, each counterparty thereto, in accordance with its terms, except as such enforceability may be limited by (A) laws of general application relating to bankruptcy or insolvency, or moratorium or other similar laws affecting or relating to creditors’ rights generally, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies, regardless of whether asserted in a proceeding at law or in equity.

SECTION 3.18 FCC Licenses. (a) The Company holds the FCC Licenses listed on Section 3.18(a) of the Seller Disclosure Schedule with such exceptions as would not have a Material Adverse Effect. The FCC Licenses listed on Section 3.18(a) of the Seller Disclosure Schedule constitute all the FCC Licenses necessary for the lawful operation of each of the Stations as operated as of the date of this Agreement, with such exceptions as would not have a Material Adverse Effect.

(b) With such exceptions as would not have a Material Adverse Effect, the FCC Licenses set forth on Section 3.18(a) of the Seller Disclosure Schedule are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. As of the date of this Agreement, except as would not have a Material Adverse Effect, there is no Action by or against the Company pending, or, to the Seller’s Knowledge, threatened in writing by or before the FCC to revoke, suspend, cancel, rescind or adversely modify any of the FCC Licenses set forth on Section 3.18(a) of the Seller Disclosure Schedule (other than proceedings of general applicability). As of the date of this Agreement, and except as would not have a Material Adverse Effect, the Stations are operating in compliance with the FCC Licenses set forth on Section 3.18(a) of the Seller Disclosure Schedule and the Communications Laws.

(c) With such exceptions as would not have a Material Adverse Effect, none of the FCC Licenses listed in Section 3.18 of the Seller Disclosure Schedule is subject to any condition or restriction that would limit in any respect the operations of the Stations in the manner and to the full extent that the Stations corresponding to such FCC Licenses currently are operated, other than (i) as may be set forth on the faces of the FCC Licenses, or (ii) as may be applicable to substantial segments of the television broadcasting industry.

(d) Section 3.18(d) of the Seller Disclosure Schedule lists the location of the support structure for the television broadcast antenna authorized by each Station’s main station license (collectively, the “Antenna Sites”). Section 3.18(d) of the Seller Disclosure Schedule includes a list of the FCC Antenna Site Registrations for each of the Antenna Sites that is owned by the Company and required to be so registered by the Company.

SECTION 3.19 Brokers. Except for Morgan Stanley & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. The Seller is solely responsible for the fees and expenses of Morgan Stanley & Co. LLC.

SECTION 3.20 Accounts Payable; Accounts Receivable.

(a) All accounts payable of the Company have arisen in the ordinary course of business.

(b) Except as may be set forth in the Financial Statements or the Interim Financial Statements, all accounts receivable of the Company have arisen in the ordinary course of its business, represent valid obligations to the Company arising from bona fide transactions, and, to the Knowledge of the Seller, are not subject to material claims, set-off, or other defenses or counterclaims.

SECTION 3.21 Transactions with Affiliates. There are no arrangements between the Company, on the one hand, and the Seller and any of its Affiliates (other than the Company), on the other hand. Upon Closing, neither the Seller nor any of its Affiliates will have any interest in any asset of the Company.

SECTION 3.22 Disclaimer of the Seller. (a) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SHARES, THE COMPANY, THE PROPERTIES OR ASSETS OF THE COMPANY OR THE BUSINESS OF THE COMPANY, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE; (II) THE OPERATION OF THE COMPANY BY THE PURCHASER AFTER THE CLOSING; OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY AFTER THE CLOSING AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

(b) NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER, ITS AFFILIATES, THE TRUST OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES, THE TRUST OR THEIR RESPECTIVE REPRESENTATIVES OF, OR THE PURCHASER’S, ITS AFFILIATES’, THE TRUST’S OR THEIR RESPECTIVE REPRESENTATIVES’ USE OF, ANY INFORMATION RELATING TO THE COMPANY (EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III), INCLUDING THE CONFIDENTIAL INFORMATION MEMORANDUM DATED JUNE 2011 AND ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO THE PURCHASER, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR ITS AFFILIATES OR IN ANY OTHER FORM IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

SECTION 4.01 Organization, Authority and Qualification of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Purchaser is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the Purchaser’s ability to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

SECTION 4.02 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained, any applicable waiting period has expired or been terminated and except as may result from any facts or circumstances relating solely to the Seller or its Affiliates, the execution, delivery and performance of this Agreement, by the Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser; (b) conflict with or violate in any respect any Law or Governmental Order applicable to the Purchaser; or (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any contract, agreement or other arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

SECTION 4.03 Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement do not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) the premerger notification and waiting period requirements of the HSR Act; (b) the FCC Consent; (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement; or (d) as are necessary as a result of any facts or circumstances relating solely to the Seller or any of its Affiliates.

SECTION 4.04 Investment Purpose; Qualification. (a) The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities laws. The Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. The Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

(b) The Purchaser is legally, financially and otherwise qualified to be the licensee of, and to acquire, own and operate, the Stations under the Communications Laws, including the provisions relating to media ownership and attribution, foreign ownership and control, and character qualifications. There are no facts that would, under existing law and the Communications Laws, disqualify the Purchaser as the transferee of any of the FCC Licenses or as the owner and operator of the Stations. No waiver of or exemption, whether temporary or permanent, from any provision of the Communications Laws, or any divestiture or other disposition by the Purchaser of any asset or property, is necessary for the FCC Consent to be obtained, and there are no matters related to the Purchaser or the Purchaser’s FCC qualifications which might reasonably be expected to result in the FCC’s denial or delay in approving the FCC Application.

SECTION 4.05 Financing. (a) The Purchaser will have available on the Closing Date all funds necessary to (i) pay the Purchase Price and all other amounts payable hereunder; (ii) pay any fees and expenses payable by the Purchaser in connection with the transactions contemplated hereby; and (iii) satisfy any of its other payment obligations hereunder.

(b) The Purchaser has delivered to the Seller true and complete copies of an executed commitment letter (including all exhibits, schedules, annexes and amendments to such agreements in effect as of the date of this Agreement) (the “Financing Commitment”) from Sun Trust Bank, N. A. (the “Lenders”) pursuant to which the Lenders have committed to provide the Purchaser with debt financing in an aggregate amount of $212,000,000 (the “Financing”). Prior to the date of this Agreement, (x) the Financing Commitment has not been amended or modified; and (y) the respective commitments contained in the Financing Commitment have not been withdrawn, modified or rescinded in any respect.

(c) The Financing Commitment, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the Purchaser and, to the knowledge of the Purchaser, the other parties thereto. As of the date of this Agreement, no event has occurred and on the Closing Date, no event shall have occurred, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Purchaser under any term or condition of the Financing Commitment. The Purchaser has fully paid, or will fully pay on or prior to the Closing, any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the Closing. The Financing will provide the Purchaser with acquisition financing at the Closing sufficient to consummate the transactions contemplated by this Agreement upon the terms contemplated hereby and to pay all related fees and expenses associated therewith. Except as set forth on Exhibit B, the Financing Commitment contains no conditions to Closing not included in Article VIII as a condition to the consummation of the transactions contemplated by this Agreement, and there are no conditions precedent related to the funding of the full amount of the Financing other than as described in the Financing Commitment. The Purchaser has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to the Purchaser on the Closing Date. The parties hereto agree that it shall not be a condition to Closing for the Purchaser to obtain the Financing or the Alternative Financing. Upon the consummation of the transactions contemplated by this Agreement, (i) the Purchaser will not be insolvent; (ii) the Purchaser will not be left with unreasonably small capital; (iii) the Purchaser will not have incurred debts or other liabilities beyond its ability to pay such debts or other liabilities as they mature; and (iv) the capital of the Purchaser will not be impaired. The fee amounts and market flex provisions of the fee letter associated with the Financing Commitment (the “Fee Letter”) shall in no event modify or permit the Purchaser or the lender party to modify the conditions precedent to the Financing or otherwise reduce the amount or adversely affect the availability of the Financing in a manner that would reasonably be expected to prevent, materially impede, or materially delay the consummation of the transactions contemplated by this Agreement on the terms set forth in this Agreement. The “flex terms” in the Fee Letter do not have the effect of (i) changing the maturity date of the Financing, (ii) except for the effect of possible original issue discount, reducing the proceeds of the Financing (net of fees (to the extent specified in the Fee Letter without giving effect to any flex terms) and expenses to be paid from such proceeds) to an amount less than the principal amount of the Financing (as set forth in the Financing Commitment) or (iii) modifying any of the conditions in the sections named “Conditions Precedent” and “Conditions to Closing and Initial Funding” or otherwise modifying the Certain Funds Provision or the Specified Representations (each as defined in the Financing Commitment).

(d) Concurrently with the execution of this Agreement, the Purchaser has delivered to the Seller the duly executed guarantee of The E. W. Scripps Company (the “Guarantor”) attached as Exhibit C (the “Guarantee”). The Guarantee is a legal, valid and binding obligation of the Guarantor and enforceable against the Guarantor in accordance with its terms, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

SECTION 4.06 Litigation. As of the date of this Agreement, there is no Action by or against the Purchaser or any of its Affiliates or the Trust pending or, to the knowledge of the Purchaser, threatened before any Governmental Authority which would prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement.

SECTION 4.07 Brokers. Except for Foros Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser. The Purchaser shall be solely responsible for payment of the fees and expenses of Foros Securities LLC.

SECTION 4.08 Independent Investigation; Seller’s Representations. (a) The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company, which investigation, review and analysis was performed by the Purchaser, its Affiliates and their respective directors, officers, employees, agents, advisors or other representatives (collectively, “Representatives”). The Purchaser acknowledges that it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Seller, its Affiliates or their respective Representatives (except the representations, warranties, covenants and other agreements of the Seller set forth herein).

(b) The Purchaser hereby acknowledges and agrees that (i) other than the representations and warranties made in Article III, none of the Seller, its Affiliates, or any of their respective Representatives has made any representation or warranty, express or implied, at law or in equity, in respect of the Shares, the Company, the properties or assets of the Company or the business of the Company, including as to (A) merchantability or fitness for any particular use or purpose; (B) the operation of the Company by the Purchaser after the Closing; or (C) the probable success or profitability of the Company after the Closing; and (ii) other than the representations and warranties made in Article III, none of the Seller, its Affiliates, or any of their respective Representatives will have or be subject to any liability or indemnification obligation to the Purchaser, its Affiliates or any other Person resulting from the distribution to the Purchaser, its Affiliates or their respective Representatives of, or the Purchaser’s, its Affiliates’ or their respective

Representatives’ use of, any information relating to the Company, including the Confidential Information Memorandum dated June 2011, and any information, documents or materials made available to the Purchaser, its Affiliates or their respective Representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or its Affiliates or in any other form in connection with the transactions contemplated by this Agreement.

(c) The Purchaser, its Affiliates and their respective Representatives have received and may continue to receive from the Seller, its Affiliates and their respective Representatives certain estimates, projections and other forecasts for the business of the Company and certain plan and budget information. The Purchaser acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, the Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that the Purchaser is not relying on any estimates, projections, forecasts, plans or budgets furnished by the Seller or its Representatives, and the Purchaser shall not, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01 Conduct of Business Prior to the Closing. (a) The Seller covenants and agrees that, except as described in Section 5.01 of the Seller Disclosure Schedule, as contemplated, permitted or required by this Agreement, or as required by applicable Law, between the date hereof and the Closing, the Seller shall cause the Company to (i) conduct its business in the ordinary course consistent with past practice in all material respects; and (ii) use its commercially reasonable efforts to preserve intact in all material respects the business organization of the Company. Except as described in Section 5.01(a) of the Seller Disclosure Schedule, as contemplated, permitted or required by this Agreement, or as required by applicable Law, the Seller covenants and agrees that, between the date hereof and the Closing, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), the Company will not take any action described in Section 3.08(a)-(p); provided, however, that the Company shall be permitted to declare and pay any dividends or make distributions or cash transfers (including in connection with any “cash sweep” arrangements) prior to the Closing Date. Subject to this Section 5.01(a), (i) the Purchaser acknowledges that it shall not, directly or indirectly, control, supervise or direct the operation of the Stations prior to the Closing, and (ii) prior to the Closing, the control, supervision and direction of the operation of the Stations shall remain the responsibility of the Company.

(b) The Seller agrees to provide to the Purchaser between the date of this Agreement and the Closing:

(i) Without limiting the provisions of Section 5.01(a), a copy of any Material Contract entered into after the date of this Agreement unless the terms of such Material Contract prohibit such disclosure (and the Seller shall use reasonable efforts to provide that any such Material Contract does not contain such a prohibition);

(ii) Notice of any Action material to the Company brought or threatened in writing against the Company before a Governmental Authority as well as a copy of any pleadings or similar filings served on the Company;

(iii) Any written notice received by the Company from any Governmental Authority or self-regulatory body of any material violation of Law or Governmental Order;

(iv) Notice of (x) any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any Employee, (y) any strikes, slowdowns, picketing, or work stoppage, or (z) any proceeding brought or threatened in writing against or affecting the Company relating to the alleged violation of any Laws pertaining to labor relations or employment matters;

(v) Notice of any material default or material breach by the Company or, to the Knowledge of the Seller, any other party to a Material Contract; and

(vi) Any written notice received by the Company alleging that the Stations are not operating in material compliance with the FCC Licenses set forth on Section 3.18(a) of the Seller Disclosure Schedule;

provided, however, that the Seller shall not be required to provide or disclose to the Purchaser any such information pursuant to this Section 5.01(b) if such disclosure would, in the Seller’s reasonable discretion, (i) cause competitive harm to the Company if the transactions contemplated hereby are not consummated; (ii) jeopardize any attorney-client or other legal privilege; or (iii) contravene any applicable Law, fiduciary duty or agreement entered into prior to the date of this Agreement.

SECTION 5.02 Access to Information. (a) From the date hereof until the Closing, upon reasonable notice, the Seller shall cause the Company to (i) afford the Purchaser and its authorized Representatives reasonable access to the offices, properties and books and records of the Company; and (ii) furnish to the Purchaser and its authorized Representatives such additional financial and operating data and other information regarding the Company (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not to interfere with the normal operations of the Seller or the Company. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to provide any such access or disclose any such information to the Purchaser if such disclosure would, in the Seller’s reasonable discretion, (i) cause competitive harm to the Company if the transactions contemplated hereby are not consummated; (ii) jeopardize any attorney-client or other legal privilege; or (iii) contravene any applicable Law, fiduciary duty or agreement entered into prior to the date of this Agreement. When accessing any of the properties of the Company, the Purchaser shall, and shall cause its Representatives to, comply with all safety and security requirements for such property. Notwithstanding anything to the contrary in this Agreement, neither the Purchaser nor any of its Representatives shall be allowed to sample or analyze any soil or groundwater or other environmental media, or any building material, without the express written consent of the Seller, which consent may be withheld in the sole and absolute discretion of the Seller. Notwithstanding the foregoing, the records, documents and other information referred to in this Section 5.02(a) with respect to Employees shall only include the formal personnel records maintained by the human resources function of the Seller or its applicable Affiliate, and in each case the Purchaser’s access to such formal personnel records (or any other information regarding any Employee) shall be subject to applicable Law and the written consent of the applicable Employee. The Seller shall only seek the consent of the Employees to the release of such records upon the express written request of the Purchaser. Without limiting the generality of the foregoing, between the date hereof and the Closing, upon reasonable notice and at the Purchaser’s expense, the Seller shall afford the Purchaser and E&Y reasonable access to the books and records and financial and operational data of the Company and the Seller (solely as it relates to the Company) relating to periods prior to the Closing, in order to conduct a financial audit for calendar year 2011 or financial review or any calendar quarter of 2011 or 2012; provided that such access shall not unreasonably interfere with the conduct of the Company’s and the Seller’s respective businesses and shall be subject to routine work paper access and release protocols. In connection with this financial audit and review, the Seller shall use reasonable efforts to assist the Purchaser in obtaining a reliance letter from E&Y.

(b) In order to facilitate the resolution of any claims made against or incurred by the Seller relating to the Company and for purposes of compliance with securities, environmental, employment and other Laws, until the later of the seventh anniversary of the Closing and the expiration of the relevant period of the applicable statute of limitations (including any extension thereof), the Purchaser shall (i) retain the books and records and financial and operational data relating to the Company relating to periods prior to the Closing; and (ii) upon reasonable notice, afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records.

(c) In order to facilitate the resolution of any claims made against or incurred by the Purchaser or the Company and for purposes of compliance with securities, environmental, employment and other Laws, until the later of the seventh anniversary of the Closing or the expiration of the relevant period for the statutes of limitations (including any extension thereof), the Seller shall (i) retain the books and records and financial and operational data relating to the Company relating to periods prior to the Closing which shall not otherwise have been transferred by operation of Law to the Purchaser; and (ii) upon reasonable notice, afford the Representatives of the Purchaser reasonable access (including the right to make, at the Purchaser’s expense, photocopies), during normal business hours, to such books and records.

(d) Until the later of the seventh anniversary of the Closing or the expiration of the relevant period for the statutes of limitation (including any extension thereof), the Seller shall, upon reasonable written request by the Company or the Purchaser (and, to the extent that expenses are incurred, at the expense of the Purchaser), make available to the Purchaser or the

Company during normal business hours, for purposes of interview and the provision of relevant information and, when appropriate for the response to the FCC, declarations under oath, such employees of the Seller (to the extent such employees at the time of such request continue to be employees of the Seller) who have direct information material to the resolution of any proceedings before the FCC that might arise with respect to the following Complaints that are described in Section 3.18 of Seller Disclosure Schedules under the heading “FCC Actions”: Item 1 and Items 4(20), 4(23), 4(27), 4(39), and 4(41); provided, however, that such access shall not unreasonably interfere with the performance of such employees’ duties.

SECTION 5.03 Confidentiality. (a) The terms of the letter agreement dated June 17, 2011 (the “Confidentiality Agreement”) between the Seller and the Guarantor shall continue in full force and effect until the Closing and shall survive the Closing only to the extent and only in respect of that portion of the Proprietary Information (as defined in the Confidentiality Agreement) relating to the Seller. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) Nothing provided to the Purchaser pursuant to Section 5.02(a) shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement.

SECTION 5.04 Regulatory and Other Authorizations; Notices and Consents. (a) Within five (5) Business Days of the date of this Agreement, the Purchaser and the Seller shall, and the Seller shall cause the Company to, file applications with the FCC (collectively, the “FCC Application”) requesting FCC consent to the transfer of control of the FCC Licenses to the Purchaser, as appropriate. The FCC consent to the transfer of control of the FCC Licenses to the Purchaser is referred to herein as the “FCC Consent”. The Purchaser and the Seller shall (and the Seller shall cause the Company to) diligently prosecute the FCC Application and otherwise use their reasonable best efforts to obtain the FCC Consent as soon as practicable, notwithstanding anything to the contrary herein. The Purchaser and the Seller shall each pay one-half of any required FCC filing fees in connection with the FCC Application. After the Closing has occurred, in the event that a timely petition for reconsideration or application for review of the FCC Consent is filed at the FCC or any timely appeal of the FCC Consent is filed with any court of competent jurisdiction, the Seller shall use reasonable best efforts to cooperate with the Purchaser in opposing any such petition, application or appeal; and the Seller shall pay one-half the costs of the legal and other fees that the Purchaser may reasonably expend in opposing any such petition, application or appeal, including settlement costs: provided, that the Purchaser shall not settle any such petition, application or appeal without the prior written consent of the Seller.

(b) Each party hereto agrees to, and shall cause its respective Affiliates (and, in the case of the Purchaser, the Trust) to, make its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto agrees to, and shall cause its respective Affiliates (and, in the case of the Purchaser, the Trust) to, make as promptly as practicable its respective filings and notifications, if any, under any other applicable antitrust, competition, or trade regulation Law and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable antitrust, competition, or trade regulation Law. The Purchaser and the Seller shall each pay one-half of any required filing fees in order to obtain any such authorizations, consents, orders or approvals.

(c) Each party hereto agrees to, and shall cause its respective Affiliates (and, in the case of the Purchaser, the Trust) to, use its reasonable best efforts to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement; (ii) cooperate fully with the other party hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals; and (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith.

(d) Without limiting the generality of the Purchaser’s undertaking pursuant to Section 5.04(b), the Purchaser shall, and shall cause each of its Affiliates to, use its and their reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any antitrust or competition Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated hereby as promptly as practicable, and in any event prior to the Termination Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, the Purchaser shall, and shall cause its Affiliates to, defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Termination Date; provided, however, that the obligation of the Purchaser set forth in this sentence shall in no way limit the obligation of the Purchaser set forth in the first sentence of this subsection (d).

(e) Each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates (and, in the case of the Purchaser, the Trust) or any of their respective Representatives receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither of the parties to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of an investigation), or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Each party hereto shall, and shall cause its Affiliates (and, in the case of the Purchaser, the Trust) and its and their respective Representatives to, coordinate and cooperate fully with the other party hereto in exchanging such information and providing such assistance as the other party hereto may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. The parties to this Agreement shall, and shall cause their respective Affiliates (and, in the case of the Purchaser, the Trust) and their respective Representatives to, provide each other with copies of all correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company; (ii) as necessary to comply with contractual arrangements or applicable Laws; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Each of the Seller and the Purchaser shall notify the other in the event it becomes aware of any facts, actions, communications or occurrences that might directly or indirectly affect obtaining promptly the FCC Consent. The Seller and the Purchaser shall oppose any petitions to deny or other objections filed with respect to the FCC Application and any appeals, requests for reconsideration or applications for review, including any judicial review, of the FCC Consent.

(f) Each party agrees to refrain from entering into, and shall cause its Affiliates (and, in the case of the Purchaser, the Trust) to refrain from entering into, any transaction, or any agreement to effect any transaction (including any merger or acquisition), or take any other action that might reasonably be expected to make it more difficult, or to increase the time required, to (i) obtain the FCC Consent or the expiration or termination of the waiting period under the HSR Act, or any other applicable antitrust, competition, or trade regulation Law, applicable to the transactions contemplated by this Agreement; (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated by this Agreement; or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.

SECTION 5.05 Retained Names and Marks. (a) The Purchaser hereby acknowledges that all right, title and interest in and to the names set forth on Section 5.05 of the Seller Disclosure Schedule, together with all variations and acronyms thereof and all trademarks, service marks, Internet domain names, trade names, trade dress, company names and other identifiers of source or goodwill containing or incorporating any of the foregoing (collectively, the “Retained Names and Marks”) are owned exclusively by the Seller or its Affiliates (other than the Company), and that, except as expressly provided below, any and all right of the Company to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to the Seller, along with any and all goodwill associated therewith. The Purchaser further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Names and Marks, except as expressly provided herein.

(b) The Purchaser shall, as soon as practicable after the Closing, but in no event later than two (2) Business Days thereafter, cause the Company to file an amended certificate of incorporation with the appropriate Governmental Authorities changing its corporate name, “doing business as” name, trade name and any other similar corporate identifier to a corporate name, “doing business as” name, trade name or any other similar corporate identifier that does not contain any Retained Names and Marks and to supply promptly any additional information, documents and materials that may be requested by the Seller with respect to such filings.

(c) The Company shall, for a period of forty (40) Business Days after the Closing Date, be entitled to use, solely in connection with the operation of its business as operated immediately prior to the Closing, all of the Company’s existing stocks of signs, letterheads, invoice stock, advertisements and promotional materials, Internet domain names, inventory and other documents and materials (“Existing Stock”) containing the Retained Names and Marks, after which period the Purchaser shall cause the Company to remove or obliterate all Retained Names and Marks from such Existing Stock or cease using such Existing Stock, and transfer to the Seller any rights with respect to Internet domain names incorporating any Retained Names or Marks; provided, however, that the Purchaser shall cause the Company to use commercially reasonable efforts to ensure that such Existing Stock used by the Company hereunder following the Closing shall, where practicable, display a clear and conspicuous notice, in a format reasonably acceptable to the Seller, indicating that the Company (i) was formerly owned by the Seller; and (ii) is now owned by the Purchaser.

(d) Except as expressly provided in this Section 5.05, no other right to use the Retained Names and Marks is granted by the Seller to the Purchaser or the Company, whether by implication or otherwise, and nothing hereunder permits the Purchaser or the Company to use the Retained Names and Marks in any manner other than in connection with the Existing Stock. The Purchaser shall ensure that all use of the Retained Names and Marks by the Company as provided in this Section 5.05 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Company used the Retained Names and Marks prior to the Closing. Any and all goodwill generated by the use of the Retained Names and Marks under this Section 5.05 shall inure solely to the benefit of the Seller. In any event, the Purchaser shall not, and shall cause the Company not to, use the Retained Names and Marks in any manner that might damage or tarnish the reputation of the Seller or the goodwill associated with the Retained Names and Marks.

(e) The Purchaser agrees that the Seller shall have no responsibility for claims by third parties arising out of, or relating to, the use by the Company of any Retained Names and Marks after the Closing. In addition to any and all other available remedies, the Purchaser shall indemnify and hold harmless the Seller and its Affiliates, and their officers, directors, employees, agents, successors and assigns, from and against any and all such claims that may arise out of the use of the Retained Names and Marks by the Company in violation of or outside the scope permitted by this Section 5.05. Notwithstanding anything in this Agreement to the contrary, the Purchaser hereby acknowledges that in the event of any breach or threatened breach of this Section 5.05, the Seller, in addition to any other remedies available to it, shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining the Purchaser and any of its Affiliates (including the Company) from any such breach or threatened breach.

SECTION 5.06 Insurance. From and after the Closing Date, the Company shall cease to be insured by the Seller’s insurance policies or by any of its self-insurance programs. For the avoidance of doubt, the Seller shall retain all rights to control its insurance policies and self-insurance programs, including the right to exhaust, settle (subject to the provisions of Section 9.05(b)), release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and self-insurance programs. Without limiting the generality of the foregoing, effective as of 11:59 p.m. on the Closing Date, the Company shall cease to be insured by the Seller or its Affiliates’ insurance policies; provided, however, that with respect to insurance coverage written on an “occurrence basis,” to the extent the Company is insured under such policies, the Seller’s insurance policies shall provide coverage to the extent the events giving rise to a claim under such policies occurred prior to 12 midnight on the Closing Date. The Seller agrees to reasonably cooperate with the Purchaser (i) in asserting and prosecuting claims under the Seller’s insurance policies in connection with insurable events that occurred prior to 12 midnight on the Closing Date, and (ii) by executing appropriate assignments to the extent permitted by law, and the Seller shall remit any recoveries promptly to the Purchaser. With respect to events or circumstances covered by insurance coverage written on an “occurrence basis,” the Seller and its Affiliates will have no liability for occurrences that take place after 12 midnight on the Closing Date. With respect to events or circumstances covered by insurance coverage written on a “claims made basis,” the Seller and its Affiliates will have no liability for claims made after 11:59 p.m. on the Closing Date. From the Closing Date through the sixth (6th) anniversary thereof, the Seller shall maintain in effect directors’ and officers’ liability insurance covering each officer and director of the Company currently covered by such policy for acts or omissions occurring prior to the Closing Date with respect to any matter claimed against such person by reason of him or her serving in such capacity.

SECTION 5.07 Financing. (a) The Purchaser shall take (or cause to be taken) all actions necessary, proper or advisable to arrange and consummate the Financing as soon as reasonably practicable after the date of this Agreement on the terms and conditions described in the Financing Commitments, which actions shall include (i) maintaining the Financing Commitments and negotiating and executing definitive agreements with respect thereto on the terms and conditions contained therein, which terms and conditions shall not expand upon the conditions to Closing or other contingencies to the funding on the Closing Date of the Financing as set forth in the Financing Commitments (the “Financing Agreements”), and delivering to the Seller a copy of such definitive agreements as promptly as practicable (and no later than one (1) Business Day) after such execution; (ii) satisfying on a timely basis all conditions in the Financing Commitments and the Financing Agreements that are within its control; (iii) fully enforcing its rights under the Financing Commitments and the Financing Agreements, including (at the request of the Seller) by commencing litigation proceedings against the Lenders; and (iv) drawing upon and consummating the Financing at or prior to the Closing. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments or the Financing Agreements, the Purchaser shall arrange to obtain promptly any such portion from alternative sources, including, subject to Section 5.07(b), on terms less favorable to the Purchaser than those set forth in the Financing Commitments as in effect on the date of this Agreement (except with respect to conditions or other contingencies to the funding on the Closing Date, none of which shall be expanded from those set forth in the Financing Commitments), in an amount sufficient, when added to the portion of the Financing that is available, to consummate the transactions contemplated by this Agreement (the “Alternative Financing”) and to obtain, and, when obtained, to promptly provide the Seller with a copy of, a new financing commitment that provides for financing in an amount that is sufficient, when added to the portion of the Financing that is available, to consummate the transactions contemplated by this Agreement (the “Alternative Financing Commitment”).

(b) To the extent applicable, the Purchaser shall take (or cause to be taken) all actions necessary, proper or advisable to arrange and consummate the Alternative Financing as soon as reasonably practicable on the terms and conditions described in the Alternative Financing Commitment, which actions shall include (i) maintaining the Alternative Financing Commitments and negotiating and executing definitive agreements with respect thereto on the terms and conditions contained therein, which terms and conditions shall not expand upon the conditions to Closing or other contingencies to the funding on the Closing Date of the Alternative Financing as set forth in the Alternative Financing Commitments (the “Alternative Financing Agreements”), and delivering to the Seller a copy of such definitive agreements as promptly as practicable (and no later than one (1) Business Day) after such execution; (ii) satisfying on a timely basis all conditions in the Alternative Financing Agreements within its control; (iii) fully enforcing its rights under the Alternative Financing Commitment and the Alternative Financing Agreements, including (at the request of the Seller) by commencing litigation proceedings against the other parties to the Alternative Financing Agreements; and (iv) drawing upon and consummating the Alternative Financing at or prior to the Closing. Neither the Alternative Financing Commitment nor the Alternative Financing Agreements shall (x) expand upon the conditions precedent or contingencies to the funding on the Closing Date of the Financing as set forth in the Financing Commitments as in effect on the date of this Agreement or the Financing Agreements; or (y) prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement.

(c) The Purchaser shall give the Seller notice promptly upon becoming aware of any material breach or threatened material breach by any party to the Financing Commitments or the Financing Agreements and, if applicable, the Alternative Financing Commitment or the Alternative Financing Agreements, and the Purchaser shall give the Seller notice promptly upon becoming aware of any termination or threatened termination of the Financing Commitments or the Financing Agreements and, if applicable, the Alternative Financing Commitment or the Alternative Financing Agreements. The Purchaser shall keep the Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and, if applicable, the Alternative Financing. The Purchaser shall not, without the prior written consent of the Seller, amend, modify, supplement, restate, substitute or replace the Financing Commitments, any Alternative Financing Commitment, any Financing Agreement or any Alternative Financing Agreement in a manner that expands on the conditions precedent or contingencies to the funding on the Closing Date of the Financing or, if applicable, the Alternative Financing, as set forth in such agreements or that could otherwise prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement.

(d) Prior to the Closing, the Seller shall provide, and shall use commercially reasonable efforts to cause its Representatives to provide, all reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by the Purchaser and that is customary in connection with the Purchaser’s efforts to obtain the Financing or, if applicable, the Alternative Financing; provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company;

provided, further, that the Seller shall not be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing or, if applicable, the Alternative Financing; provided, further, that the effectiveness of any documentation executed by the Company shall be subject to the Closing having occurred. Notwithstanding anything to the contrary contained herein and unless expressly contemplated by this Agreement, the Seller shall not be required to deliver any financial statements or other financial information other than the Post-Signing Statements and other financial information previously provided to the Purchaser.

(e) The Purchaser shall, and shall cause its Affiliates to, (i) promptly upon request by the Seller, reimburse the Seller for all reasonable and documented out-of-pocket costs incurred by the Seller in connection with cooperation provided for in Section 5.07(d); and (ii) indemnify and hold harmless the Seller and its Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Financing or, if applicable, the Alternative Financing, and any information utilized in connection therewith (other than information provided by the Seller). All non-public or otherwise confidential information regarding the Company obtained by the Purchaser, its Affiliates or their respective Representatives pursuant to this Section 5.07 shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

(f) In the event that (i) the terms and conditions set forth in the Financing Commitments and the Financing Agreements and, if applicable, the Alternative Financing Commitment and the Alternative Financing Agreements have been satisfied; and (ii) one or more of the financing institutions obligated to provide a portion of the Financing (or such Alternative Financing) fails to provide its respective portion of such financing and, as a result, impedes or delays the Closing, the Purchaser shall, and shall cause its Affiliates to, upon the request of the Seller, promptly commence litigation proceedings against any breaching party, including any breaching financial institution or institutions, in which the Purchaser shall, and shall cause each of its Affiliates to, seek (x) to compel such breaching institution or institutions to provide its portion of such financing as required; or (y) from the breaching institution or institutions the maximum amount of damages available under Law as a result of such breach. The Purchaser further agrees that any amounts received by the Purchaser or its Affiliates in settlement or resolution of any such proceeding, net of any reasonable fees and expenses incurred by the Purchaser or its Affiliates in connection with any such proceeding, shall be paid to the Seller promptly following receipt thereof by the Purchaser or its Affiliates; provided, that if such recovery is obtained prior to the termination of this Agreement in accordance with its terms, the Purchaser shall, subject to the other terms and conditions contained herein, complete the transactions contemplated by this Agreement.

SECTION 5.08 Privileged Matters. (a) The Purchaser and the Seller acknowledge and agree that the Company’s attorney-client privilege, attorney work-product and expectation of client confidence involving any proposed sale of the Company (but not general business matters of the Company, which shall be governed by Section 5.08(b)) arising prior to the Closing, and all information and documents covered by such privilege or protection, shall to the extent permitted by Law be retained and controlled by the Seller, and may be waived only by the Seller, following the Closing, other than as otherwise set forth in Section 5.14. The Purchaser and the Seller acknowledge and agree that the foregoing attorney-client privilege and work product protection shall not be controlled, owned, used or claimed by the Purchaser or by the Company upon consummation of the Closing, unless such use or claim is approved in advance in writing by the Seller.

(b) The Purchaser and the Seller acknowledge and agree that the attorney-client privilege, attorney work product and expectation of client confidence involving general business matters of the Company and arising prior to the Closing for the benefit of both the Seller and the Company shall be subject to a joint privilege between the Seller, on the one hand, and the Company, on the other hand, and the Seller and the Company shall have equal right to assert all such joint privilege and protection and no such joint privilege may be waived by (i) the Seller without the prior written consent of the Company or (ii) the Company without the prior written consent of the Seller; provided, however, that any such privileged information, whether arising before or after the Closing Date, with respect to any matter for which a party hereto has an indemnification obligation hereunder, shall be subject to the sole control of such party, which shall be solely entitled to control the assertion or waiver of the privilege, whether or not such information is in the possession of or under the control of any such party.

SECTION 5.09 Further Action. (a) The parties hereto shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of, and consummate and make effective the transactions contemplated by, this Agreement.

(b) Each of the parties hereto shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain all necessary consents required to be obtained by it from third parties (other than Governmental Authorities) in connection with the transactions contemplated by this Agreement. Each of the parties hereto shall, and shall cause its Affiliates to, provide reasonable assistance to the other party in obtaining such consents, including (subject to applicable confidentiality restrictions) providing such financial and other information as shall be reasonably requested by such third parties. The parties hereto acknowledge and agree that neither the Seller nor any of its Affiliates shall have any obligation to pay money or give any guarantee or other consideration in connection with obtaining the consents or approvals referred to in this Section 5.09(b).

SECTION 5.10 Non-solicitation; Non-Competition. (a) The Seller agrees that neither the Seller nor any of its Affiliates shall, for a period of two (2) years from the Closing Date, solicit the performance of services by any Continuing Employee (excluding secretarial and clerical employees and the Persons set forth on Section 5.10(a) of the Seller Disclosure Schedule); provided, however, that the Seller and its Affiliates (i) may conduct general solicitations of employment, such as advertising, not specifically targeted at Continuing Employees and (ii) may solicit the services of any Continuing Employee who ceases to be employed by the Purchaser or one of its Affiliates (including the Company) following the Closing prior to any solicitation by the Seller or its Affiliates.

(b) For a period of two (2) years from the Closing Date, the Seller shall not engage, directly or indirectly, in the operation or ownership of a television broadcast station; provided, however, that it shall not be deemed to be in violation of this Section 5.10(b) if the Seller: (i) owns or acquires securities having no more than five percent (5%) of the outstanding voting power of a company that operates a television broadcast station, (ii) owns or acquires assets or securities of a company for which television broadcast stations represent or contribute not more than twenty-five percent (25%) of such company’s assets or revenues for the last fiscal year, or (iii) owns or acquires no more than five percent (5%) of the securities of an unaffiliated investment or mutual fund that owns, directly or indirectly, securities of a company that operates a television broadcast station.

(c) Seller agrees that a violation of Section 5.10(a) or (b) will cause irreparable injury to the Purchaser and that there would be no adequate remedy at Law or in damages to compensate the Purchaser for any such breach. The Seller agrees that the Purchaser shall be entitled to seek injunctive relief requiring specific performance by the Seller of Section 5.10(a) or (b).

(d) If any provision contained in this Section 5.10 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.10, but this Section 5.10 shall be construed as if such invalid, illegal or unenforceable provision has never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be of a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.10 to provide for a covenant having the maximum enforceable time period and other provisions (not greater than those contained herein) shall be valid and enforceable under such applicable law.

SECTION 5.11 FCC Matters. Except as contemplated, permitted or required by this Agreement or as required by applicable Law, the Seller covenants and agrees that, between the date hereof and the Closing, the Seller shall cause the Company to promptly upon receiving notice of such information, notify the Purchaser of any inquiry, investigation or proceeding initiated by the FCC relating to the Stations which, if determined adversely to the Company, would have a Material Adverse Effect.

SECTION 5.12 Mail and Other Communications . After the Closing, the Seller shall promptly remit to the Purchaser any checks, cash, payments, mail or other communications directed to the Company that are received by the Seller after the Closing Date.

SECTION 5.13 Credit Support Arrangements. To the extent that the Company is a party to any guarantee, letter of credit, surety bond or similar instrument, such arrangements shall be released prior to Closing, in form and substance reasonably satisfactory to the Purchaser.

SECTION 5.14 Pre-Closing Assignments. The Seller will assign, or cause to be assigned, to the Purchaser at or prior to Closing (a) all Non-Disclosure Agreements (other than the Confidentiality Agreement) involving the sale of the Company, including all rights to enforce their terms to the extent related to the Company (but not to the extent related to the Seller) and (b) the interest held by McGraw-Hill Ventures, Inc. in Internet Broadcasting Systems, Inc., together with the Internet Broadcasting Systems, Inc. Stockholders’ Agreement, dated December 22, 2005, among Internet Broadcasting Systems, Inc., St,. Paul Venture Capital Affiliates Fund I, LLC, St. Paul Venture Capital IV, LLC, St. Paul Venture Capital V, LLC, St. Paul Venture Capital VI, LLC, HATV Investments, Inc., The Washington Post Company and McGraw-Hill Ventures, Inc., as amended.

SECTION 5.15 Transition Services. If, prior to the Closing, the Purchaser identifies any services it believes it will require from the Seller on a transitional basis following the Closing, the Seller and the Purchaser shall in good faith negotiate commercially reasonable terms governing such provision of such services; provided, that the Seller shall only be obligated to furnish such services to the Purchaser that it has furnished to the Company immediately prior to the Closing.

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01 Compensation and Employee Benefits.

(a) Employees Generally. As of the Closing Date, subject to Section 1.01(b) of the Seller Disclosure Schedule each then-current Employee (each, a “Continuing Employee”) shall cease to have any employment relationship with the Seller and shall remain an employee of the Company; provided, however, any Employee on short term disability leave or family medical leave as of the Closing Date (the “Employees on Leave”) shall not become a Continuing Employee and shall continue their employment relationship with the Seller until the expiration of such leave. The Purchaser agrees that Employees on Leave shall become Continuing Employees and shall be covered by the employee benefit plans and arrangements of the Purchaser upon such individual’s return and resumption of work immediately following the expiration of such leave. Other than as contemplated in this Article VI, no assets or liabilities of any Plan shall transfer to the Purchaser or any employee benefit plan of the Purchaser as a result of the transactions contemplated by this Agreement. For clarification purposes, each then-current Employee set forth on Section 1.01(a) of the Seller Disclosure Schedule shall, for all purposes of this Agreement, be treated as Continuing Employees as of the Closing Date except for any Employee on Leave as set forth immediately above.

(b) Benefits Generally. Continuing Employees shall cease to be covered by the Plans and shall be covered by the employee benefit plans of the Purchaser or its Affiliates, commencing on the Closing Date. For the period beginning on the Closing Date and continuing through the second anniversary of the Closing Date, the Purchaser shall, and shall cause the Company to, provide the Continuing Employees with cash compensation and a level of employee benefit plans and arrangements that are no less favorable than those provided to similarly situated employees of the Purchaser’s Broadcasting Division immediately prior to the Closing Date; provided, however, that the Purchaser and the Company shall have no obligation to provide the Continuing Employees with any type of equity based compensation; and provided, further, that as of the Closing Date (but not thereafter), each Continuing Employee shall be employed at the same business location and, for the one year period beginning on the Closing Date, each Continuing Employee shall be provided with an annual base salary no less favorable than in effect immediately prior to the Closing Date. In addition, each Continuing Employee shall receive credit for services with the Company and its Affiliates and predecessors under the Purchaser’s employee benefit plans for purposes of eligibility and vesting only, but not benefit accrual for any defined benefit pension plan; provided, however, that in no event shall such credit result in the duplication of benefits.

(c) Severance. For the period beginning on the Closing Date and continuing through the first anniversary of the Closing Date, the Purchaser shall provide, or cause the Company to provide, to each Continuing Employee, severance benefits that are no less favorable than the severance benefits provided to such Continuing Employees under the Plan of the Seller applicable to such Continuing Employee immediately prior to the Closing Date. The severance payments and benefits (i) shall, at a minimum, be payable on the basis of the same termination of employment triggers set forth in the applicable Plan of the Seller, (ii) shall be calculated as if such Continuing Employee’s employment had continued with the Seller through the date of such Continuing Employee’s termination of employment by the Purchaser or its Affiliates (with credit for partial years of employment), (iii) shall provide benefit continuation for a period of time that is no less favorable than provided under the applicable Plan of the Seller and (iv) shall provide outplacement services that are no less favorable than the past practices of the Seller.

(d) Welfare Benefits. The medical, dental and health plans of the Purchaser applicable to Continuing Employees shall be offered to and extended to Continuing Employees effective as of the Closing Date under the terms and conditions of such plans then in effect. The Seller shall be solely responsible for (A) claims for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) (“Welfare and Health Benefits”) and for workers’ compensation, in each case that are incurred by or with respect to any Continuing Employee before the Closing Date; and (B) claims relating to COBRA coverage attributable to “qualifying events” with respect to any Continuing Employee and his or her beneficiaries and dependents that occur before the Closing Date. The Purchaser shall be solely responsible for (A) claims for Welfare and Health Benefits and for workers’ compensation, in each case that are incurred by or with respect to any Continuing Employee on or after the Closing Date, and (B) claims relating to COBRA coverage attributable to “qualifying events” with respect to any Continuing Employee and his or her beneficiaries and dependents that occur on or after the Closing Date. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the services are rendered or the supplies are provided, and not when the condition arose; provided that claims relating to a hospital confinement that begins on or before the Closing Date but continues thereafter shall be treated as incurred on or before the Closing Date. A disability or workers’ compensation claim shall be considered incurred on or before the Closing Date if the injury or condition giving rise to the claim occurs on or before the Closing Date, but only if such claim is actually filed on or before the first anniversary of the Closing Date.

(e) Flexible Spending Plans. The Seller shall extend COBRA continuation coverage to its Continuing Employees eligible for such coverage. Effective as of the Closing Date, Continuing Employees shall be offered the opportunity to enroll in the Purchaser’s flexible spending plans, under the terms and conditions of such plans then in effect.

(f) Defined Contribution Plan. The Seller sponsors The 401(k) Savings and Profit Sharing Plan of The McGraw-Hill Companies, Inc. and its Subsidiaries (the “Seller Account Plan”). The Seller agrees that it will cause the account balances of the Continuing Employees in the Seller Account Plan to be fully vested immediately prior to the Closing Date (or, in the case of Employees on Leave, upon such individual becoming a Continuing Employee). As of the Closing Date, the Purchaser shall designate or establish one or more defined contribution plans sponsored by the Purchaser which are qualified under Section 401(a) of the Code (the “Purchaser Account Plan”). At the election of a Continuing Employee who is a participant in the Seller Account Plan, the Purchaser shall permit such participant’s vested account balances in the Seller Account Plan, including any outstanding loan balances, to be rolled over to the Purchaser Account Plan as soon as practicable following the Closing Date; provided, however, that only cash (no in-kind or stock of the Seller or the Company) may be transferred; and, provided, further, that with respect to any loan balance transferred, the entire account balance must be transferred and, subject to applicable Law and any required consent of the individuals, any such loans may be reamortized as required to reflect any differences in payroll periods. Continuing Employees who, as of the Closing Date, are participants in the Seller Account Plan and who would have been eligible to receive a profit sharing contribution under the Seller Account Plan if their employment with the Seller had continued through the end of the plan year, shall be eligible to receive profit sharing contributions to the Seller Account Plan for the year in which the Closing Date occurs. Any such contribution to the Seller Account Plan shall be calculated pursuant to the terms of the Seller Account Plan, shall be based on the compensation from and service with the Seller of each Continuing Employee up to and including the Closing Date and shall be made at the time that the Seller otherwise makes such profit sharing contributions under the terms of the Seller Account Plan.

(g) Compensation Arrangements. Cash incentive awards for the year in which the Closing Date occurs for eligible Continuing Employees shall be governed by the terms of the applicable incentive plan or arrangement of the Seller. Similarly, outstanding options and other equity awards held by Continuing Employees shall be governed by the terms of the applicable equity plan of the Seller.

(h) WARN Act. The Purchaser shall be responsible for any obligation with respect to the Continuing Employees under the Worker Adjustment Retraining and Notification Act of 1988 and any applicable state or local equivalent arising or accruing on or after the Closing Date (collectively, “WARN”). The Seller shall be responsible for any such obligation arising or accruing before the Closing Date. The parties hereto agree to cooperate in good faith to determine whether any notification may be required under WARN as a result of the transactions contemplated by this Agreement. Following the Closing Date, the Purchaser shall not take, or cause its Affiliates to take, any actions that will cause the Seller to have any obligations under WARN.

(i) Union Employees. Notwithstanding the above, the provisions of this Article VI that require the Purchaser to provide, or to cause the Company to provide, minimum benefits or benefit continuation following the Closing Date shall not apply to Union Employees, except to the extent required by Section 6.02. A “Union Employee” means a Continuing Employee who is, as of the Closing Date, covered by a collective bargaining agreement or represented by a labor union, trade union or other labor organization.

(j) The Seller may not, directly or indirectly, amend the Executive Severance Plan or the McGraw-Hill Companies, Inc. Management Severance Plan to provide an increase in benefits to any Employee, other than as required by applicable Law, or add any Employee into the foregoing plans on or after the date of this Agreement; provided, however, that the Seller shall be permitted to add an Employee into the foregoing plans if such Employee is hired to replace an existing Employee who participates in such plan as of the date of this Agreement.

SECTION 6.02 Collective Bargaining Agreements . All collective bargaining agreements applicable to any Employee are listed on Section 3.17 of the Seller Disclosure Schedule. Subject to the limitations set forth in Section 6.01(b), the Purchaser shall honor, and shall cause the Company to honor, only those collective bargaining agreements as are in effect and applicable to the Company on the Closing Date. The Purchaser shall comply with, and shall cause the Company to comply with, all other legal obligations to Union Employees under applicable Laws.

ARTICLE VII

TAX MATTERS

SECTION 7.01 Tax Indemnities. (a) From and after the Closing Date, the Seller shall indemnify the Purchaser for, and hold it harmless from and against, any and all Excluded Taxes.

(b) In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the Taxable Period ending on the Closing Date shall be:

(i) in the case of Taxes that are either (A) based upon or related to income or payroll receipts; or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.06), deemed equal to the amount which would be payable if the Taxable Period ended on the Closing Date; and

(ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item or other Taxes deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(iii) Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this Section 7.01(b) taking into account the type of Tax to which the refund relates. In the case of any Tax based upon or measured by capital (including net worth or long term debt) or intangibles, any amount thereof required to be allocated under this Section 7.01(b) shall be computed by reference to the level of such items immediately prior to the Closing. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with the prior practice of the Company.

(c) Payment by the indemnifying party of any amount due under this Section 7.01 shall be made within ten (10) days following written notice by the indemnified party that payment of such amounts to the appropriate taxing authority is due, or, in the case of Taxes paid by the Seller or any Affiliate thereof prior to the Closing, has been paid; provided, that the Indemnitee shall comply with its obligation to promptly notify the Indemnitor under Section 7.03(a); and provided, further, that an Indemnitor shall not be required to make any payment earlier than two (2) days before it is due to the appropriate taxing authority. Notwithstanding anything to the contrary herein, if the Seller receives an assessment or other notice of Taxes due with respect to the Company for any Taxable Period (or portion of any Taxable Period) ending on or before the Closing Date for which the Seller is not responsible, in whole or in part, pursuant to paragraph (a) of this Section 7.01, then the Purchaser shall pay such Taxes if due after Closing, or if the Seller pays such Taxes, then the Purchaser or the Company shall pay to the Seller the amount of such Taxes for which the Seller is not responsible within five (5) days following the later of such payment or Closing. In the case of a Tax that is contested in accordance with the provisions of Section 7.03, payment of the Tax to the appropriate taxing authority will be considered to be due no earlier than the date of a Final Determination with respect to such Tax.

(d) If an indemnification obligation under this Section 7.01 arises in respect of, or as a result of, an adjustment or other item that has the effect, directly or indirectly, of reducing the amount of Tax that would otherwise be payable by the Indemnitee, including by increasing the amount of any loss, deduction, credit, depreciation, amortization, exclusion from income or other allowance available to the Indemnitee, then the amount of such indemnification obligation shall be reduced by the amount of such reduction in Tax. The timing and amount of any such reduction in Tax shall be determined by the Indemnitee in good faith with the objective of minimizing indemnifiable damages and the outcome of such determination shall be certified by the chief financial officer of the Indemnitee (and, if requested by and at the cost of the Indemnitor, by the Indemnitee’s independent certified public accounting firm). Reductions in Tax determined to be more likely than not to be realized not later than the end of the taxable year during which an indemnity payment is determined to be due shall be considered to be realized currently and shall be netted against the applicable indemnity payment hereunder. If a payment is made by the Indemnitor in accordance with this Section 7.01, and if, in a subsequent taxable year, a reduction in Tax that was not previously taken into account pursuant to the preceding sentence to reduce the amount of such payment is realized by the Indemnitee, then, to the extent that the reduction in Tax would have resulted in a reduction in the amount payable by the Indemnitor had the reduction in Tax been realized in the year the indemnity payment was made, the Indemnitee shall pay to the Indemnitor at the time of such realization an amount equal to the amount of such reduction in Tax. A reduction in Tax will be considered to be realized for purposes of this Section 7.01 at the time that it is taken into account on a Tax Return of the Indemnitee. In the event any such reduction is subsequently reduced or disallowed, the Indemnitor shall pay to the Indemnitee the amount of such reduction if it is disallowed or the amount by which it is reduced together with interest or penalties assessed against the Indemnitee and attributable to the reduction or disallowance.

(e) For avoidance of doubt, any payment of estimated Taxes, or any other prepayment of Taxes, made by, or on behalf of or for the account of, the Company on or before the Closing Date (including any deposit made in respect of Taxes) shall be treated as a payment of Taxes in respect of the income, gains, profits, business, property or operations of the Company for a period ending prior to the Closing Date or the portion of any Straddle Period ending on the Closing Date and, except to the extent it was included as an asset in the Financial Statements or the Interim Financial Statements, the amount that would otherwise be payable by the Seller pursuant to this Agreement shall be reduced by the amount of any such payment.

(f) Notwithstanding anything to the contrary contained in this Agreement, the Seller shall not be obligated to make any payment to the Purchaser in respect of Excluded Taxes pursuant to Section 7.01 hereof unless and until the aggregate amount of Excluded Taxes that may be recovered from the Seller pursuant to Section 7.01 exceeds $50,000, whereupon the Purchaser shall be entitled to indemnification for the full amount of such Excluded Taxes (but excluding, in each case, the amount of any Taxes that were reflected on the Financial Statements or the Interim Financial Statements).

SECTION 7.02 Tax Refunds and Tax Benefits. Any refund of Taxes that were imposed in respect of the income, gains, profits, business, property, sales, purchases or operations of the Company for any period ending on or before the Closing Date or the portion of any Straddle Period ending on the Closing Date, other than any such refund included as an asset in the Financial Statements, and any interest paid or credited in respect thereto (a “Refund”), shall be the property of the Seller. In the event that any Refund is received by the Company or any Affiliate thereof, including by way of credit or allowance against Taxes otherwise payable, an amount equal to such Refund (less any costs and expenses reasonably incurred by the Purchaser or the Company, as the case may be, in connection with obtaining the Refund) shall be paid to the Seller within ten (10) days following receipt from the applicable taxing authority. Any refund in respect of Taxes of the Company received by the Seller that is not a Refund shall be the property of the Company, and shall be paid to the Company within ten (10) days following such receipt from the applicable taxing authority. In the event that any refund of Taxes for which a payment has been made pursuant to this Section 7.02 is subsequently reduced or disallowed, the party entitled to such refund shall indemnify and hold harmless payor for any tax liability, including interest, assessed against such payor by reason of the reduction or disallowance. The Purchaser shall, if the Seller so requests and at the Seller’s expense, cause the relevant entity to file for and obtain any refund to which Seller is entitled under this Section 7.02. The Purchaser shall permit the Seller to control (at the Seller’s expense) the prosecution of any such refund claim, and shall cause the relevant entity to authorize by appropriate power of attorney such persons as the Seller shall designate to represent such entity with respect to such refund claim. The principles set forth in Section 7.01(c) shall apply in determining the extent to which any Refund is attributable to the portion of a Straddle Period ending on the date of the Closing.

SECTION 7.03 Contests. (a) The Indemnitee shall notify the Indemnitor in writing promptly, and in any event within thirty (30) days, of becoming aware of the commencement after the Closing Date of any audit or administrative or judicial proceeding, or of any demand or claim on the Indemnitee or any of its Affiliates, which could give rise to a claim for indemnification under

Section 7.01 (an “Indemnification Event”). Such notice shall contain factual information (to the extent known to the Indemnitee or its Affiliates) with respect to the Indemnification Event in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect thereof. If, in breach of its obligations hereunder, the Indemnitee fails to give the Indemnitor notice of an Indemnification Event, the Indemnitor shall not be liable under this Agreement for such claim to the extent, if any, that the rights of the Indemnitor with respect to such claim are actually prejudiced or the amount of Tax which the Indemnitor would be required to indemnify is increased by such breach.

(b) Subject to Section 7.03(d), the Indemnitor may elect to direct, through counsel of its own choosing and at its own expense, any audit, claim for refund and administrative or judicial proceeding involving any Taxes for which indemnity could be sought from the Indemnitor under Section 7.01 (any such audit, claim for refund or proceeding is referred to herein as a “Contest”). If the Indemnitor elects to direct a Contest, it shall promptly notify the Indemnitee of its intent to do so and in any event within sixty (60) days of receipt of the notice of the Indemnification Event relating to such Contest and, if requested by the Indemnitee, the Indemnitor shall furnish to the Indemnitee in due course, as a condition to further pursuing such Contest, an opinion of the Indemnitor’s independent tax counsel to the effect that the Indemnitor will more likely than not win such Contest. In the case of any Contest, the Indemnitee and each of its Affiliates, as the case may be, shall give to the Indemnitor any information reasonably requested by the Indemnitor relating to such Contest and otherwise shall cooperate with the Indemnitor in good faith in order to contest effectively any such Contest. The Indemnitor shall, on demand, reimburse all “out of pocket” costs and expenses which the Indemnitee or its Affiliate may incur in connection with such Contest (but not in connection with exercising the right of attendance described below), including reasonable attorneys’ and accountants’ fees and disbursements. The Indemnitee or its duly appointed representatives shall be allowed to attend all meetings between the Indemnitor and the taxing authority in question and shall be provided with copies of all material correspondence and documents relating to such Contest. If the Indemnitor fails to notify the Indemnitee of its election as herein provided, the Indemnitee and each of its Affiliates, as applicable, may take such reasonable steps as may be prudent and within its capacity to preserve the right of the relevant entity to contest such asserted Tax liability, may pay, compromise or contest, such asserted Tax liability and shall be reimbursed by the Indemnitor for all “out of pocket” costs and expenses, including reasonable attorneys’ and accountants’ fees and disbursements incurred pursuant to this sentence to the extent attributable to a Tax liability indemnifiable by the Indemnitor hereunder. However, in each such case, neither the Indemnitee nor any of its Affiliates may settle or compromise any asserted Tax liability without the consent of the Indemnitor; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed. If the Indemnitor chooses to direct the Contest, the Indemnitee shall promptly empower and shall cause each of its Affiliates, as applicable, promptly to empower (by power of attorney and such other documentation as may be necessary and appropriate) such representatives of the Indemnitor as it may designate to represent the Indemnitee and any relevant Affiliate in the Contest insofar as the Contest involves an asserted Tax liability for which the Indemnitor could be liable under Section 7.01.

(c) Subject to making any payment or deposit as may be required by Law as a precondition to pursuing any judicial determination, the Indemnitor may cause a Contest to be prosecuted to a determination in a court of initial jurisdiction, and if the Indemnitor shall have furnished the Indemnitee with an opinion of the Indemnitor’s independent tax counsel to the effect that the Indemnitor will more likely than not successfully appeal the determination of any court, the Indemnitor may cause such Contest to be prosecuted to a determination in an appellate court.

(d) Nothing contained herein shall permit the Indemnitor to control any such Contest, if the Indemnitee and each of its Affiliates, as applicable, shall waive the payment by the Indemnitor of any amount that might otherwise be payable by the Indemnitor hereunder by way of indemnity in respect to such Contest. Upon any such waiver, the Indemnitee shall repay to the Indemnitor any payments made by the Indemnitor to any taxing authority in such Contest (together with interest, from the date the payment to the taxing authority was made by the Indemnitor to the date of repayment by the Indemnitee, at the statutory rate which shall be applicable from time to time with respect to deficiencies for the Taxes in question).

SECTION 7.04 Preparation of Tax Returns. (a) The Seller shall prepare and file (or cause the Company to prepare and file) all Tax Returns relating to the Company for Taxable Periods ending on or before the Closing Date and shall pay, or cause to be paid (subject to the provisions of Section 7.01), any deficiency shown by such Tax Return to be due.

(b) The Purchaser shall prepare and file (or cause the Company to prepare and file) all Tax Returns that relate to the Company for Taxable Periods ending after the Closing Date (including Straddle Periods); it being understood that all Taxes shown as due and payable on such Tax Returns shall be the responsibility of the Purchaser, except for such Taxes which are the responsibility of the Seller pursuant to Section 7.01 which the Seller shall pay in accordance with this Article VII. Such Tax Returns shall be prepared on a basis consistent with those prepared for prior Taxable Periods unless a different treatment of any item is required by Law. With respect to any Tax Return required to be filed with respect to the Company after the Closing Date and as to which Taxes are allocable to the Seller under Section 7.01 hereof, the Purchaser shall provide the Seller and its authorized representative with a copy of such completed Tax Return, together with a statement (with which the Purchaser will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to the Seller pursuant to Section 7.01, at least thirty (30) days prior to the due date (including any extension thereof) for the filing of such Tax Return, and shall accept any comments made by the Seller with respect to any issue or item which could give rise to a claim for indemnification under Section 7.01(a); provided, however, that this sentence shall not apply in respect of any comments for which the Seller does not provide the Purchaser, if requested in writing to do so at least twenty (20) days before the anticipated filing date for the particular Tax Return, with an opinion of counsel (including a draft opinion) to the effect that the Seller’s comment is more likely than not correct. The Seller and the Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by the Seller or its authorized Representative.

SECTION 7.05 Tax Cooperation and Exchange of Information. Following the Closing, the Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Company to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Seller and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information made available under this Section 7.05. Notwithstanding anything to the contrary in Section 5.02, each of the Seller and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Company for any Taxable Period that includes the Closing Date and for all prior Taxable Periods until the later of (i) the expiration of the statute of limitations of the Taxable Periods to which such Tax Returns and other documents relate, without regard to extensions; or (ii) six (6) years following the due date (without extension) for such Tax Returns. After such time, before the Seller or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after ninety (90) days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). The terms of the Confidentiality Agreement shall apply to all information obtained under this Section 7.05, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 7.06 Conveyance Taxes . Any and all Conveyance Taxes shall be borne 50% by the Purchaser and 50% by the Seller. The Purchaser and the Seller agree to cooperate in the execution and delivery of all instruments and certificates necessary to minimize the amount of any Conveyance Taxes and to enable the Purchaser and the Seller to comply with any pre-Closing filing requirements.

SECTION 7.07 Tax Covenants. (a) Following the Closing, neither the Purchaser nor any Affiliate of the Purchaser shall amend, refile or otherwise modify, or cause or permit the Company to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any Taxable Period (or portion of any Taxable Period), ending on or before the Closing Date, except as required by Law without the prior written consent of the Seller, which shall not unreasonably be withheld.

(b) All tax sharing agreements and arrangements between the Seller, on the one hand, and the Company, on the other hand, shall be terminated as of the Closing Date and the Company shall not thereafter be bound thereby or have any liability thereunder.

(c) To the extent permitted by Law, none of the Purchaser or the Company shall carry back losses, credits and similar items of the Company or any of its Subsidiaries from any Straddle Period or other period ending after the Closing Date to any period ending on or before the Closing Date.

SECTION 7.08 Miscellaneous. (a) For Tax purposes, the parties agree to treat all payments made under this Article VII, under any other indemnity provisions contained in this Agreement, including, without limitation, Article IX, and for any breaches of representations, warranties, covenants or agreements, as adjustments to the Purchase Price or as capital contributions, unless such treatment is not permitted by Law.

(b) Notwithstanding anything in this Agreement to the contrary, this Article VII shall be the sole provision governing the rights and obligations of the parties hereto with respect to indemnification for any and all Tax matters.

(c) For purposes of this Article VII, all references to the Purchaser, the Seller, Affiliates and the Company include successors.

(d) Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Article VII shall survive the Closing and shall remain in full force until the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).

(e) Payments by the Seller under this Article VII shall be limited to the amount of any liability or damage that remains after deducting therefrom any indemnity, contribution or other similar payment recoverable by the Purchaser, the Company or any Affiliates of Purchaser from any third party with respect thereto.

SECTION 7.09 Section 338(h)(10) Election. In connection with the sale of the Shares contemplated hereby, the parties hereto shall cause an express election pursuant to Section 338(h)(10) of the Code to be made for the Company for U.S. federal income Tax purposes, and shall cause similar elections to be made where appropriate for state Tax purposes, and shall comply with the rules and regulations applicable to such elections.

(a) Purchaser shall be responsible for the preparation and filing of all forms and documents required to effectuate the Section 338(h)(10) Election and shall provide Seller with a copy of such filings. In addition to the Form 8023 and any other corresponding or similar forms required under state, local or foreign Tax Law, the Seller and its Affiliates shall execute and deliver to Purchaser such additional documents or forms as are reasonably requested to properly complete the Section 338(h)(10) Election at least thirty (30) days prior to the date such Section 338(h)(10) Election is required to be filed.

(b) Purchaser and Seller shall file, and shall cause their Affiliates to file, all Tax Returns and reports in connection therewith in a manner consistent with the Section 338(h)(10) Election and shall take no position contrary thereto unless required to do so by applicable Tax Laws.

(c) The Seller shall report on its income Tax Returns and shall be responsible for the payment of any income Taxes payable as a result of, any income, gain, loss, deduction or other income Tax item resulting from the Section 338(h)(10) Election with respect to the Company.

(d) (i) Upon the date hereof, Purchaser and Seller shall work together in good faith to prepare a statement (the “Initial Allocation Statement”) allocating the estimated “aggregate deemed selling price” among the assets of the Company. The Initial Allocation Statement shall be delivered at Closing.

(ii) Within thirty (30) days after the Closing Date, Purchaser and Seller shall jointly provide a statement (the “Adjusted Allocation Statement”) allocating the Purchase Price and any other items, including liabilities of the Company that are treated as additional Purchase Price for Tax purposes (collectively, the “Section 338(h)(10) Purchase Price”) among the assets of the Company. Purchaser and Seller shall jointly prepare the Adjusted Allocation Statement in a manner that is consistent with the Initial Allocation Statement. The Adjusted Allocation Statement shall be final and binding on all parties.

(iii) If the parties are unable to reach an agreement on the Adjusted Allocation Statement within thirty (30) days after the Closing Date, any disputed items shall be referred to the Neutral Accountant firm for resolution, and the determination of the Neutral Accountant firm shall be final and binding on all parties. The fees and expenses of the Neutral Accountant firm shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Seller;

(iv) The Purchaser and the Seller agree to file all Tax Returns (including IRS Form 8883) and reports consistent with the foregoing. If any Taxing Authority disputes the allocation of the Section 338(h)(10) Purchase Price as reflected on the final Adjusted Allocation Statement, the party receiving notice of the dispute shall promptly notify the other party.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01 Conditions to Obligations of the Seller . The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date); (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein); and (iii) the Seller shall have received a certificate of the Purchaser signed by a duly authorized officer thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above;

(b) Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated;

(c) FCC Consent. The FCC Consent shall have been obtained;

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that prohibits or makes illegal the purchase of the Shares contemplated by this Agreement; and

(e) All Closing deliveries required pursuant to Section 2.05 shall have been delivered and executed, where applicable, in form and substance reasonably satisfactory to the Seller.

SECTION 8.02 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Seller contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as though such representations and warranties had been made on and as of the Closing Date (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in such manner as of such date), except for such failures to be true and correct as would not have, individually or in the aggregate, a Material Adverse Effect; (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein); and (iii) the Purchaser shall have received a certificate of the Seller signed by a duly authorized officer thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above;

(b) Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated;

(c) FCC Consent. The FCC Consent shall have been obtained;

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that prohibits or makes illegal the purchase of the Shares contemplated by this Agreement;

(e) Specified Consents. The third-party consents listed on Section 8.02(e) of the Seller Disclosure Schedule shall have been obtained;

(f) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect; and

(g) All Closing deliveries required pursuant to Section 2.04 shall have been delivered and executed, where applicable, in form and substance reasonably satisfactory to the Purchaser.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01 Survival of Representations, Warranties and Covenants. The representations and warranties of the parties contained in this Agreement shall survive the Closing for a period of one (1) year after the Closing; provided, however, that (a) the representations and warranties of the Seller and the Purchaser contained in Sections 3.01, 3.02, 3.03, 3.14, 3.15, and 4.01 shall survive until thirty (30) days following the expiration of the applicable statutory period of limitations with respect to the matter to which the claim relates, and (b) the representations and warranties of the Seller contained in Sections 3.11, and 3.18 shall survive until twenty-four (24) months after the Closing Date. Notwithstanding the foregoing, any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 9.01 shall survive until such claim is finally resolved. All covenants and other agreements shall survive the Closing until the expiration of the term of the undertaking set forth in such covenants and agreements.

SECTION 9.02 Indemnification by the Seller. The Purchaser and its Affiliates, officers, directors, employees and agents (each a “Purchaser Indemnified Party”) shall from and after the Closing be indemnified and held harmless by the Seller for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses) actually suffered or incurred by them (hereinafter a “Loss”), arising out of or resulting from (a) the failure of any representation or warranty made by the Seller contained in this Agreement to have been true and correct as of the Closing Date (or at and as of such different date specified for such representation and warranty); or (b) the breach of any covenant or agreement by the Seller contained in this Agreement; or (c) any claim or cause of action by any Person against any Purchaser Indemnified Party under or in connection with any benefit plans of the Seller, any Affiliate thereof or the Company with respect to the period prior to the Closing, which in the case of this clause (c) only, shall be interpreted without giving any effect to any limit on indemnification set forth in Section 9.04(b) hereof.

SECTION 9.03 Indemnification by the Purchaser . The Seller and its Affiliates, officers, directors, employees and agents (each, a “Seller Indemnified Party”) shall from and after the Closing be indemnified and held harmless by the Purchaser for and against any and all Losses, arising out of or resulting from: (a) the failure of any representation or warranty made by the Purchaser contained in this Agreement to have been true and correct as of the Closing Date (or at and as of such different date specified for such representation and warranty); (b) the breach of any covenant or agreement by the Purchaser contained in this Agreement; or (c) any claim or cause of action by any Person against any Seller Indemnified Party in connection with or relating to the operation of the Company from and after the Closing, except to the extent the Seller is obligated to indemnify the Purchaser Indemnified Parties pursuant to Section 9.02 for any breach by the Seller of any applicable post-Closing covenant or other agreement.

SECTION 9.04 Limits on Indemnification. (a) No claim may be asserted nor may any Action be commenced against a party hereto for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 9.01.

(b) Notwithstanding anything to the contrary in this Agreement (other than Section 9.02(c)), (i) the Seller shall not be liable for any Losses pursuant to Section 9.02(a), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Seller exceeds an amount equal to one and one-half percent (1.5%) of the Purchase Price, whereupon the Purchaser shall be entitled to indemnification for the amount of such Losses in excess of such amount; (ii) the maximum amount of indemnifiable Losses which may be recovered from the Seller arising out of or resulting from the causes set forth in Section 9.02(a) shall be an amount equal to fifteen percent (15%) of the Purchase Price; and (iii) no action or inaction by the Seller, its Affiliates or any of their respective Representatives shall be deemed to be a breach of any representation, warranty, covenant or agreement in this Agreement for any purpose hereunder, and none of the Purchaser, its Affiliates or their respective Representatives shall have any claim or recourse against the Seller, any of its Affiliates or any of their respective Representatives with respect to such action or inaction, under this Article IX or otherwise, if (A) the Seller took or did not take such action at the written request, or with the written consent, of the Purchaser or under applicable Law, or (B) the Purchaser or any of its Affiliates, in writing, has directed, permitted or requested the Seller, any of its Affiliates or any of their respective Representatives to take or not take such action, as the case may be.

(c) Notwithstanding anything to the contrary contained in this Agreement, none of the parties hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future profits, revenue or income, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, regardless of whether such damages were foreseeable.

(d) For all purposes of this Article IX, “Losses” shall be net of (i) any insurance and indemnification proceeds actually received by the Indemnified Party or any of its Affiliates relating to the facts giving rise to the right of indemnification and, if the Indemnified Party or any of its Affiliates receives such proceeds after receipt of payment from the Indemnifying Party, then the amount of such proceeds, net of reasonable expenses incurred in obtaining such proceeds, shall be paid to the Indemnifying Party; and (ii) any amount reserved on the Financial Statements with respect to such Loss.

(e) No party shall be entitled to any payment, adjustment or indemnification more than once with respect to the same matter.

SECTION 9.05 Notice of Loss; Third Party Claims. (a) An Indemnified Party shall give the Indemnifying Party notice in reasonable detail of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within thirty (30) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b) If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment against it (each, a “Third-Party Claim”), which may give rise to a claim for Loss under this Article IX, within thirty (30) days of the receipt of such notice (or within such shorter period as may be required to permit the Indemnifying Party to respond to any such claim), the Indemnified Party shall give the Indemnifying Party notice of such Third-Party Claim together with copies of all notices and documents served on or received by the Indemnified Party in respect thereof. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party it being understood that such election shall be without prejudice to the rights of the Indemnifying Party to dispute whether such claim involves recoverable or indemnifiable Losses under this Article IX. If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim, the Indemnified Party may participate in such defense at its own expense. If the Indemnifying Party elects to direct the defense of any such Third-Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of such Third-Party Claim unless the Indemnifying Party consents in writing to such payment or the Indemnifying Party withdraws from the defense of such Third-Party Claim or a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third-Party Claim. If the Indemnified Party does not receive such notice from the Indemnifying Party within such period, the Indemnified Party shall assume and control the defense of such Third-Party Claim through counsel of its own choice at the Indemnifying Party’s expense. The Indemnified Party and the Indemnifying Party shall cooperate with one another in any defense contemplated by this Section 9.05(b) and make available to the other party, at each party’s own expense, all witnesses, pertinent records, materials and information, in their respective possession or under their respective control, relating thereto (or in the possession or control of any of their respective Affiliates or their respective Representatives) as is reasonably requested by the party controlling the defense or their respective counsel. The party controlling the defense shall have the right to settle any Third-Party Claim for which it obtains a full release, without any admission of liability, of the other party in respect of such Third-Party Claim or to which settlement the other party consents in writing, such consent not to be unreasonably withheld or delayed.

SECTION 9.06 Remedies. Each of the parties hereto acknowledges and agrees that following the Closing (a) except with respect to matters covered by Article VII and other than as provided in Section 11.10, (i) the indemnification provisions of Article IX shall be the sole and exclusive remedies of the parties hereto for any breach of the representations and warranties contained in this Agreement and for any failure to perform and comply with any covenant or agreement in this Agreement; and (ii) any and all claims arising out of or in connection with the transactions contemplated by this Agreement must be brought under and in accordance with the terms of this Agreement; and (b) notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto to rescind this Agreement or any of the transactions contemplated hereby.

SECTION 9.07 Tax Matters. Notwithstanding anything in this Article IX to the contrary, the rights and obligations of the parties hereto with respect to indemnification for any and all Tax matters shall be governed solely by Article VII and shall not be subject to the provisions of this Article IX.

SECTION 9.08 Losses. For purposes of determining the amount only of any Losses in connection with this Article IX, all representations and warranties made by the parties that are qualified by “material” or “Material Adverse Effect” shall be deemed to be not so qualified.

ARTICLE X

TERMINATION

SECTION 10.01 Termination . This Agreement may be terminated at any time prior to the Closing:

(a) by either the Seller or the Purchaser if the Closing shall not have occurred by the date which is nine months from the date hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b) by either the Seller or the Purchaser in the event that any Governmental Order enjoining or otherwise prohibiting the purchase of the Shares contemplated by this Agreement shall have become final and nonappealable;

(c) by the Seller if a breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 8.01(a) not to be satisfied, and such breach is not cured, or is incapable of being cured, within thirty (30) days (but no later than the Termination Date) of receipt of written notice by the Seller to the Purchaser of such breach; provided, that the Seller is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.02 not to be satisfied;

(d) by the Purchaser if a breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 8.02(a) not to be satisfied, and such breach is not cured, or is incapable of being cured, within thirty (30) days (but no later than the Termination Date) of receipt of written notice by the Purchaser to the Seller of such breach; provided, that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.01 not to be satisfied; or

(e) by the mutual written consent of the Seller and the Purchaser.

SECTION 10.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that (a) Section 5.03, this Section 10.02 and Article XI shall survive any termination; and (b) nothing herein shall relieve any party hereto from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 11.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by a nationally recognized overnight courier service or by facsimile (with a confirmatory copy sent by a nationally recognized overnight courier service) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a) if to the Seller:

The McGraw-Hill Companies, Inc.

1221 Avenue of the Americas

New York, New York 10020

Facsimile: (212) 512-2048

Attention: President, Information and Media

with a copy to:

The McGraw-Hill Companies, Inc.

1221 Avenue of the Americas

New York, New York 10020

Facsimile: (212) 512-4827

Attention: General Counsel

and to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022-6069

Facsimile: (212) 848-7179

Attention: Christa A. D’Alimonte

(b) if to the Purchaser:

The E. W. Scripps Company

312 Walnut Street

Cincinnati, Ohio 45202

Facsimile: (513) 977-3042

Attention: William Appleton, General Counsel

and to:

Baker & Hostetler LLP

45 Rockefeller Plaza

New York, New York 10111

Facsimile: (212) 589-4201

Attention: Steven H. Goldberg

SECTION 11.03 Public Announcements. None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party unless such press release or public announcement is otherwise required by Law or applicable stock exchange regulation, in which case, the parties to this Agreement shall to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication; provided, however, that the prior written consent of the other party shall not be required hereunder with respect to any press release, public announcement or communication that is substantially similar to a press release, public announcement or communication previously issued with the prior written consent of such other party.

SECTION 11.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 11.05 Entire Agreement. This Agreement, the Letter Agreement dated the date of this Agreement between the Purchaser and the Seller, the Seller Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

SECTION 11.06 Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the

Purchaser), as the case may be, and any attempted assignment without such consent shall be null and void; provided, however, that the Purchaser shall be permitted to assign its rights hereunder to any of its Affiliates so long as any such assignment does not delay processing of the FCC Application or the grant of the FCC Consent; provided, that no such assignment shall in any manner limit or affect the assignor’s obligations hereunder; provided, further, that such rights shall be assigned back to the Purchaser if such Affiliate ceases to be an Affiliate of the Purchaser. Notwithstanding the foregoing, the Purchaser shall also be permitted to assign its rights hereunder to the Lenders as collateral security for the Financing.

SECTION 11.07 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser that expressly references the Section of this Agreement to be amended; or (b) by a waiver in accordance with Section 11.08.

SECTION 11.08 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 11.09 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement, other than as expressly set forth in Article VII and Article IX.

SECTION 11.10 Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief, subject to obtaining any required FCC consent, to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking. Without limiting the generality of the foregoing, the parties hereto agree that the Seller shall be entitled to enforce specifically (a) the Purchaser’s obligations under Sections 5.04 and 5.08; and (b) the Purchaser’s obligation to (i) draw upon and cause the Financing to be funded; and (ii) consummate the transactions contemplated by this

Agreement (including the obligation to consummate the Closing and to pay the Purchase Price), if the conditions set forth in Article VIII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived. The parties hereto agree that they will not contest the appropriateness of specific performance as a remedy.

SECTION 11.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of, relating to or in connection with this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of the City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of the City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of, relating to or in connection with this Agreement brought by any party hereto; (b) agree that service of process will be validly effected by sending notice in accordance with Section 11.02; and (c) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 11.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

SECTION 11.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first written above by its respective officer thereunto duly authorized.

THE MCGRAW-HILL COMPANIES, INC.

By:	/s/ Glenn Goldberg
Name: Glenn Goldberg
Title: President, Information & Media

SCRIPPS MEDIA, INC.

By:	/s/ William Appleton
Name: William Appleton
Title: Senior Vice President and General Council